Execution Copy

U.S. $75,000,000

LOAN AND SECURITY AGREEMENT

Dated as of September 15, 2014

Among

CAC WAREHOUSE FUNDING LLC V

as the Borrower

CREDIT ACCEPTANCE CORPORATION
as the Servicer and Custodian

FIFTH THIRD BANK
as the Lender, the Deal Agent and the Collateral Agent

and

SYSTEMS & SERVICES TECHNOLOGIES, INC.
as the Backup Servicer

Page

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(continued)
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(continued)
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-iii-

EXHIBITS
EXHIBIT A    Form of Funding Notice
EXHIBIT B    Form of Assignment and Acceptance
EXHIBIT C    Form of Monthly Report
EXHIBIT D    Form of Take-Out Release
EXHIBIT E    Form of Hedging Agreement (including Schedule and Confirmation)
EXHIBIT F    Form of Officer’s Certificate
EXHIBIT G    Form of Release
EXHIBIT H    Form of Contribution Agreement
EXHIBIT I    Form of Variable Funding Note
EXHIBIT J    Form of Dealer Agreement
EXHIBIT K    Forms of Contracts
EXHIBIT L    Form of Backup Servicing Agreement
EXHIBIT M    Form of Purchase Agreement
SCHEDULES
SCHEDULE I        [Reserved]
SCHEDULE II    Credit and Collection Guidelines
SCHEDULE III    Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE IV    Location of Records and Contract Files
SCHEDULE V    List of Loans, Contracts, Dealer Agreements and Pools
SCHEDULE VI    [Reserved]
SCHEDULE VII    Forecasted Collections
SCHEDULE VIII    Commitment Amount of the Lender
SCHEDULE IX    Condition Precedent Documents Relating to the Closing

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of September 15, 2014, among:
(1)    CAC WAREHOUSE FUNDING LLC V, a Delaware limited liability company (the “Borrower”);
(2)    CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”);
(3)    FIFTH THIRD BANK, an Ohio banking corporation (“Fifth Third”), as the lender (the “Lender”), as deal agent (“Deal Agent”) and as collateral agent (the “Collateral Agent”); and
(4)    SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation (the “Backup Servicer”).
IT IS AGREED as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Certain Defined Terms.
(a)    Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.
(b)    As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:
Accrual Period: For any Payment Date, the calendar month immediately preceding such Payment Date.
Addition Date: (a) With respect to any Dealer Loan, the date on which such Dealer Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement and (b) with respect to any Purchased Loan, the date on which such Purchased Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement.
Additional Amount: Defined in Section 2.14(a).
Additional Loans: All Loans that become part of the Collateral after the Initial Funding.
Additional Principal Payment Amount: With respect to any Payment Date during the Amortization Period, the lesser of: (i) Capital as of the immediately preceding Payment Date (after giving effect to all payments in reduction of principal on such Payment Date); and (ii) Collections remaining after distribution of amounts described in Section 2.7 (a)(i) through (v).

1

Adjusted LIBOR Rate: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.
Advance: As defined in Section 2.1.
Affected Party: Each of the Lender, any assignee or participant of the Lender, Fifth Third, any successor to Fifth Third as Deal Agent and any sub-agent of the Deal Agent.
Affiliate: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 5% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
Agent’s Account: An account at Fifth Third in the name of the Deal Agent or at such other account as may be designated by the Deal Agent from time to time.
Aggregate Outstanding Eligible Loan Balance: On any date of determination, the sum of the Outstanding Balances of all Eligible Loans on such day.
Aggregate Outstanding Eligible Loan Net Balance: On any date of determination the Aggregate Outstanding Eligible Loan Balance less the related Loan Loss Reserves at the end of the most recent Collection Period.
Aggregate Unpaids: At any time, an amount, equal to the sum of all accrued and unpaid Capital, Interest, Breakage Costs, Hedge Breakage Costs, fees, indemnities and all other amounts owed by the Borrower hereunder, under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or under any other Transaction Document or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued) and any unpaid fees due to the Backup Servicer, both before and after the Assumption Date.
Amortization Event: The occurrence of any of the following events: (i) on any Payment Date, the Weighted Average Spread Rate is less than 16.5%; (ii) a Reserve Advance is made, except if on the date of such Reserve Advance, the Capital is zero; (iii) Collections are less than 85.0% of Forecasted Collections for any two (2) consecutive Collection Periods; or (iv) the Commitment Termination Date.
Amortization Period: The period beginning on the earlier of (i) the occurrence of an Amortization Event, and (ii) the occurrence or declaration of the Termination Date, and ending on the Collection Date.

Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or action of any Court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
Assignment and Acceptance: An assignment and acceptance entered into by the Lender and an Eligible Assignee, and accepted by the Deal Agent, in substantially the form of Exhibit B hereto.
Assumption Date: Defined in the Backup Servicing Agreement.
Authoritative Electronic Copy: With respect to any Contract stored in an electronic medium, the single electronic “authoritative copy” (within the meaning of Section 9-105 of the UCC) of such Contract (i) that constitutes the single authoritative copy of the record or records comprising the related chattel paper which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) that identifies Credit Acceptance as the sole assignee thereof, (iii) is communicated to and maintained by Credit Acceptance, (iv) copies or revisions to which that add or change an identified assignee thereof can only be made with the participation of Credit Acceptance, (v) for which any copy thereof is readily identifiable as a copy that is not the authoritative copy and (vi) for which any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
Available Funds: With respect to any Payment Date: (i) all amounts deposited in the Collection Account during the Collection Period (other than Dealer Collections and Repossession Expenses) that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and investment earnings thereon; (ii) all Reserve Advances (which shall be applied in accordance with Section 2.7(c) hereof); (iii) all amounts paid by the Borrower pursuant to Section 4.5 hereof during or with respect to the prior Collection Period in respect of Ineligible Loans; (iv) amounts paid by the Borrower pursuant to Section 2.16 hereof; (v) all amounts paid under any Dealer Agreement; and (vi) any other funds on deposit in the Collection Account on such date (other than Dealer Collections and Repossession Expenses).
Backup Servicer: SST.
Backup Servicing Agreement: The Backup Servicing Agreement dated as of the Closing Date, among the Borrower, the Servicer, the Backup Servicer, the Collateral Agent and the Deal Agent substantially in the form attached hereto as Exhibit L, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Backup Servicing Fee: The fee payable by the Borrower to the Backup Servicer pursuant to the Backup Servicing Agreement and Section 7.3 hereof.
Bankruptcy Code: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

Base Rate: On any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 2.0%.
Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
Borrower: CAC Warehouse Funding LLC V, a Delaware limited liability company.
Borrowing Base: On any date of determination, (a) the product of (i) the Aggregate Outstanding Eligible Loan Net Balance and (ii) the Net Advance Rate, minus (b) the Overconcentration Loan Amount.
Breakage Costs: Any amount or amounts as shall compensate the Lender for any loss, cost or expense incurred by the Lender (as determined by the Lender in the Lender’s sole discretion) as a result of a prepayment by the Borrower of Capital or Interest, the failure by the Borrower to draw or accept any requested funds on any applicable borrowing date, or the failure of any Payment Date with respect to any loan or advance hereunder to occur on the maturity date of the applicable source of funds, the proceeds of which were used to fund or maintain such loan or advance (or portion thereof).
Business Day: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, New York, Delaware, Cincinnati, Ohio, Detroit, Michigan, or if the Backup Servicer becomes the Servicer, Missouri, and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.
Capital: The amounts advanced to the Borrower by the Lender pursuant to Section 2.1(a) and Section 2.3, reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.7 or as a result of a Take-Out pursuant to Section 2.8; provided, however, if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.
Capped Servicing Fee: With respect to any Collection Period when the Backup Servicer has become the Servicer, the greater of (x) an amount equal to the product of (i) 10.00% and (ii) Collections received during such Collection Period (exclusive of amounts received under any Hedging Agreement) and (y) $5,000.
Carrying Costs: With respect to any Payment Date, the sum of amounts payable under Section 2.7(a)(iv)(A)-(C).
Certificate of Title: With regard to each Financed Vehicle (i) the original certificate of title relating thereto, or copies of correspondence and application made in accordance with applicable law to the appropriate state title registration agency, and all enclosures thereto, for issuance of its original certificate of title or (ii) if the appropriate state title registration agency issues a letter or other form of evidence of Lien (whether in paper or electronic) in lieu of a certificate of title, the original lien entry letter or form or copies of correspondence and application made in accordance with applicable law to such state title registration agency, and all enclosures thereto, for issuance of the original lien entry letter or form.
Change-in-Control: Any of the following:
(a)    the creation or imposition of any Lien on any shares of membership interest of the Borrower;
(b)    the failure by Originator to own all of the issued and outstanding membership interest of the Borrower.
Closed Pool: With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, no additional Dealer Loan Contracts may be allocated.
Closing Date: September 15, 2014.
Code: The Internal Revenue Code of 1986, as amended from time to time.
Collateral: Defined in Section 2.2(a).
Collateral Agent: Fifth Third and its successors and permitted assigns.
Collection Account: Defined in Section 6.7(a).
Collection Date: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.
Collection Guidelines: With respect to Credit Acceptance, the policies and procedures of the Servicer, attached hereto as Schedule II, relating to the collection of amounts due on contracts for the sale of automobiles and/or light-duty trucks, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents, and with respect to the Backup Servicer, as Successor Servicer, the servicing policies and procedures set forth in the Backup Servicing Agreement.
Collection Period: Each calendar month, except in the case of the first Collection Period, the period beginning on the Cut-Off Date to and including the last day of the calendar month in which the Funding Date occurs.
Collections: All payments (including recoveries, credit-related insurance proceeds and proceeds of Related Security and so long as Credit Acceptance is the Servicer, excluding certain recovery and repossession expenses, in accordance with the terms of the Dealer Agreements) received by the Servicer, Credit Acceptance, the Borrower or any Successor Servicer on or after the Cut-Off Date in respect of the Loans in the form of cash, checks, wire transfers or other form of payment in accordance with the Loans and the Dealer Agreements and all net amounts received under any Hedging Agreement.

Commitment: The commitment of the Lender to make Advances to the Borrower in an amount not to exceed the amount set forth on Schedule VIII to this Agreement.
Commitment Termination Date: September 10, 2017, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lender.
Contract: Any Dealer Loan Contract or Purchased Loan Contract.
Contract Files: With respect to each Contract, the fully executed original counterpart of such Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the Contract (in each case, for UCC purposes), either a copy of the application to the appropriate state authorities for a Certificate of Title with respect to the related financed vehicle or a standard assurance in the form commonly used in the industry relating to the provision of a Certificate of Title or other evidence of lien, all original or electronic instruments modifying the terms and conditions of such Contract and the original or electronic endorsements or assignments of such Contract.
Contractual Obligation: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
Contribution Agreement: The Contribution Agreement, dated as of the Closing Date, substantially in the form of Exhibit H hereto, between Credit Acceptance and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Credit Acceptance: Credit Acceptance Corporation, a Michigan corporation, and its successors and permitted assigns.
Credit Acceptance Payment Account: The clearinghouse account number xxxxxx5068 maintained by Credit Acceptance at Comerica Bank, or if the Backup Servicer has become the Successor Servicer or a Successor Servicer has been appointed hereunder, such other account specified by the Deal Agent, where payments received in respect of all loans and contracts are deposited or paid.
Credit Agreement: That certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014, with Comerica Bank, as administrative agent and collateral agent, Credit Acceptance as borrower, and the banks signatory thereto, as amended, supplemented or otherwise modified from time to time; provided, however, to the extent the Credit Agreement is amended, supplemented, otherwise modified or terminated after the Effective Date, references to the Credit Agreement shall refer to the Credit Agreement on the Effective Date unless otherwise consented to by the Deal Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

Credit Guidelines: The policies and procedures of Credit Acceptance, relating to the extension of credit to automobile and light-duty truck dealers and consumers in respect of retail installment contracts for the sale of automobiles and/or light-duty trucks, including, without limitation, the policies and procedures for determining the creditworthiness of such dealers and consumers and, relating to this extension of credit to such dealers and consumers, the maintenance of installment sale contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents, attached hereto as Schedule II.
Custodian: Credit Acceptance, or any person appointed as Custodian pursuant to Section 6.2(d).
Cut-Off Date: With respect to the Loans and related collateral purchased by the Borrower on each Payment Date during the Revolving Period, the close of business on the last day of the immediately preceding Collection Period.
Date of Processing: With respect to any transaction relating to a Loan or a Contract, the date on which such transaction is first recorded on the Servicer’s master servicing file (without regard to the effective date of such recordation).
Deal Agent: Defined in the preamble of the Agreement.
Dealer: Any new or used automobile and/or light-duty truck dealer who has entered into a Dealer Agreement or a Purchase Agreement with Credit Acceptance.
Dealer Agreement: Each agreement between Credit Acceptance and any Dealer, in substantially the form attached hereto as Exhibit J.
Dealer Collections: Defined in Section 2.9(d).
Dealer Collections Purchase: Defined in Section 6.15(a).
Dealer Collections Purchase Agreement: Defined in Section 6.15(a).
Dealer Collections Purchase Price: Defined in Section 6.15(b).
Dealer Concentration Limit: With respect to any Dealer, an amount equal to, in the case of Dealer Loans made to such Dealer, 4.0% of the aggregate Net Loan Balance of all Dealer Loans included in the Collateral, as of the end of the immediately preceding Collection Period .
Dealer Loan: All amounts advanced by Credit Acceptance under a Dealer Agreement and payable from Collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges; provided, however, that the term “Dealer Loan” shall, for the purposes of this Agreement, include only those Dealer Loans identified from time to time on Schedule V hereto, as amended from time to time in accordance herewith, and/or any Funding Notice.

Dealer Loan Contract: Each retail installment sales contract, in substantially one of the forms attached hereto as Exhibit K, relating to the sale of a used automobile or light-duty truck originated by a Dealer and in which Credit Acceptance shall have been granted a security interest and shall have acquired certain other rights under a related Dealer Agreement to secure the related dealer’s obligation to repay one or more related Dealer Loans.
Defaulted Contract: A Contract shall be deemed a Defaulted Contract no later than the earlier of (i) the day it becomes 90 days delinquent, based on the date the last payment thereon was received by the Servicer and (ii) the day on which an auction check is posted to the relevant account.
Derivatives: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.
Determination Date: The fourth (4th) Business Day prior to the related Payment Date.
Effective Date: The date this Loan and Security Agreement becomes effective, which shall be the Closing Date.
Eligible Assignee: (a) an Affiliate of the Lender; (b) any Person (other than a natural person) that is engaged in the business of making, purchasing, holding or otherwise investing in commercial revolving loans in the ordinary course of its business, provided that such Person is administered or managed by the Lender, an Affiliate of the Lender or an entity or Affiliate of an entity that administers or manages the Lender; or (c) any other Person (other than a natural person) approved by the (i) Deal Agent and (ii) unless a Termination Event has occurred and is continuing or such assignment is to any Federal Reserve Bank, the Borrower (each such approval not to be unreasonably withheld, delayed or conditioned); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries.
Eligible Contract: Each Eligible Dealer Loan Contract and each Eligible Purchased Loan Contract.
Eligible Dealer Agreement: Each Dealer Agreement:
(a)    which was originated by the Originator in compliance with all applicable requirements of law and which complies with all applicable requirements of law;
(b)    with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower, Credit Acceptance or by the Servicer in connection with the origination of such Dealer Agreement or the execution, delivery and performance by the Borrower, Credit

Acceptance or by the Servicer of such Dealer Agreement have been duly obtained, effected or given and are in full force and effect;
(c)    (i) as to which at the time of the transfer of rights thereunder to the Collateral Agent and the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens, and (ii) which does not contain any terms which would (or purport to) limit or restrict any of the transfers or assignments contemplated by the Transaction Documents (including, without limitation, transfer by the Originator to the Borrower and the collateral assignment by the Borrower to the Collateral Agent);
(d)    the Borrower’s rights under which have been the subject of a valid grant by the Borrower of a first priority perfected security interest in such rights and in the proceeds thereof in favor of the Collateral Agent;
(e)    which will at all times be the legal, valid and binding obligation of the Dealer party thereto (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Dealer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(f)    which constitutes either a “general intangible” or “tangible chattel paper” under and as defined in Article 9 of the UCC;
(g)    which, at the time of the pledge of the rights to payment thereunder to the Collateral Agent and the Secured Parties, no right to payment thereunder has been waived or modified;
(h)    which is not subject to any right of rescission, setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;
(i)    as to which Credit Acceptance and the Borrower have satisfied all obligations to be fulfilled at the time the rights to payment thereunder are pledged to the Collateral Agent and the Secured Parties;
(j)    as to which the related Dealer has not asserted that such agreement is void or unenforceable;
(k)    as to which the related Dealer is not bankrupt or insolvent;
(l)    as to which the related Dealer is not an Affiliate of or an executive of Credit Acceptance or an Affiliate of Credit Acceptance;
(m)    as to which the related Dealer is located in the United States; and

(n)    as to which none of Credit Acceptance, the Servicer or the Borrower has done anything, at the time of its pledge to the Collateral Agent and the Secured Parties, to impair the rights of the Collateral Agent and the Secured Parties therein.
Eligible Dealer Loan Contract: Each Dealer Loan Contract which at the time of its pledge by the applicable Dealer to the Originator, satisfied the requirements for “Qualifying Receivable” set forth in the related Dealer Agreement.
Eligible Dealer Loans: Each Dealer Loan, at the time of its transfer to the Borrower under the Contribution Agreement (or such other times as specifically provided for below):
(a)    which has arisen under a Dealer Agreement that, on the day the Dealer Loan was created, qualified as an Eligible Dealer Agreement;
(b)    which was created in compliance with all applicable requirements of law and pursuant to an Eligible Dealer Agreement which complies with all applicable requirements of law;
(c)    with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower or Originator, in connection with the creation of such Dealer Loan or the execution, delivery and performance by the Borrower or Originator, of the related Eligible Dealer Agreement have been duly obtained, effected or given and are in full force and effect;
(d)    as to which at the time of the pledge of such Dealer Loan to the Collateral Agent and the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens;
(e)    as to which a valid first priority perfected ownership interest in such Dealer Loan, related security and in the Proceeds thereof has been sold or contributed by the Originator to the Borrower and a valid first priority perfected security interest in such Dealer Loan has been granted by the Borrower in favor of the Collateral Agent;
(f)    which will at all times be the legal, valid and binding payment obligation of the related Dealer thereof (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Dealer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(g)    which constitutes a “general intangible” under and as defined in Article 9 of the UCC as in effect in the Relevant UCC State;
(h)    which is denominated and payable in United States dollars;
(i)    which, at the time of its pledge to the Collateral Agent and the Secured Parties, has not been waived or modified;

(j)    which is not subject to any right of rescission (subject to the rights of the related Dealer to repay the outstanding balance of the Dealer Loan and terminate the related Dealer Agreement), setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;
(k)    as to which Credit Acceptance and the Borrower have satisfied all obligations to be fulfilled at the time it is pledged to the Collateral Agent and the Secured Parties;
(l)    as to which the related Dealer has not asserted that the related Dealer Agreement is void or unenforceable;
(m)    as to which the related Dealer is not bankrupt or insolvent;
(n)    as to which none of Credit Acceptance, the Servicer or the Borrower has done anything, other than actions permitted under the Collection Guidelines, to impair the rights of the Collateral Agent and the Secured Parties;
(o)    the proceeds of which were used to finance the purchases of new or used automobiles and/or light-duty trucks and related products;
(p)     if any Dealer Loan Contract securing such Dealer Loan is an electronic contract, such electronic contract constitutes “electronic chattel paper” and there is only a single “authoritative copy” (as such terms are used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy; and
(q)    as to which, on the day the Dealer Loan was created, the related Dealer was not listed on the OFAC SDN List.
Eligible Hedge Transaction: Each Hedge Transaction governed by an Eligible Hedging Agreement.
Eligible Hedging Agreement: Any of the following: (i) with respect to any Hedging Transaction that is an interest rate cap and for which Fifth Third is the Hedge Counterparty, that certain ISDA Master Agreement and the Schedule thereto, each dated as of May 27, 2014, and entered into between the Borrower and Fifth Third, as amended, supplemented or otherwise modified from time to time with the written consent of the Deal Agent, (ii) with respect to any other Hedge Transaction (including any interest rate swap transaction), a Hedging Agreement approved by the Deal Agent in writing for such Hedge Transaction.
Eligible Loans: The Eligible Dealer Loans and Eligible Purchased Loans.
Eligible Purchased Loan Contract: Each Purchased Loan Contract which at the time of its purchase from the applicable Dealer by the Originator, evidenced an Eligible Purchased Loan.
Eligible Purchased Loans: Each Purchased Loan at the time of its transfer to the Borrower under the Contribution Agreement:

(a)    which has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and is evidenced by a fully and properly executed Purchased Loan Contract of which there is only one original executed copy (or, if such Purchased Loan Contract is an electronic contract, there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy);
(b)    which creates a valid, subsisting, and enforceable first priority security interest for the benefit of the Originator in the Financed Vehicle, which security interest has been, in turn, assigned by the Originator to the Borrower, and by the Borrower to the Collateral Agent;
(c)    which contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security;
(d)    which provides for, in the event that such Purchased Loan is prepaid in full, a prepayment that fully pays the Outstanding Balance of such Purchased Loan;
(e)    which was created in material compliance with all applicable requirements of law;
(f)    which will at all times be the legal, valid and binding payment obligation of the Obligor thereof, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(g)    which is not subject to any right of rescission, setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;
(h)    the Obligor thereon is not the United States, any State or any agency, department, or instrumentality of the United States or any State;
(i)    the Obligor thereon is a natural person;
(j)    with respect to which, to the best of the Originator’s knowledge, no liens or claims have been filed for work, labor, materials, taxes or liens that arise out of operation of law relating to the applicable Financed Vehicle that are prior to, or equal with, the security interest in the Financed Vehicle granted by the related Purchased Loan Contract;
(k)    with respect to which, to the best of the Originator’s knowledge, there was no material misrepresentation by the Obligor thereon on such Obligor’s credit application;

(l)    which has not been originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Purchased Loan under this Agreement or pursuant to the transfer of the related Purchased Loan Contract shall be unlawful, void or voidable;
(m)    which (i) constitutes either “tangible chattel paper,” “electronic chattel paper” or a “payment intangible,” as such terms are defined in the UCC in the Relevant UCC State (ii) if “tangible chattel paper,” shall be maintained in its original “tangible” form, unless the Collateral Agent has consented in writing to such chattel paper being maintained in another form or medium, and (iii) if “electronic chattel paper,” there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) and such “authoritative copy” constitutes an Authoritative Electronic Copy;
(n)    which is payable in U.S. Dollars and the Obligor thereon is an individual who is a United States resident and who is not listed on the OFAC SDN List;
(o)    which satisfies in all material respects the requirements under the Credit Guidelines;
(p)    with respect to which the collection practices used with respect thereto have complied in all material respects with the Collection Guidelines;
(q)    with respect to which there are no proceedings pending, or to the best of the Originator’s knowledge, threatened, wherein the Obligor thereon or any governmental agency has alleged that such Purchased Loan is illegal or unenforceable;
(r)    with respect to which the Originator has duly fulfilled all obligations to be fulfilled on the lender’s part under or in connection with the origination, acquisition and assignment of such Purchased Loan, including, without limitation, giving any notices or consents necessary to effect the acquisition of such Purchased Loan by the Borrower, and has done nothing to impair the rights of the Borrower, or the Secured Parties in payments with respect thereto;
(s)    which was purchased by the Originator from a Dealer pursuant to a Purchase Agreement;
(t)    with respect to which the Dealer from whom the Originator purchased such Purchased Loan has not engaged in any conduct constituting fraud or misrepresentation with respect to such Purchased Loan;
(u)    with respect to which, at the time such Purchased Loan was originated the proceeds thereof were fully disbursed and there is no requirement for future advances thereunder, and all fees and expenses in connection with the origination of such Purchased Loan have been paid;
(v)    with respect to which Credit Acceptance holds the Certificate of Title as of the date on which the related Purchased Loan Contract is transferred to the Borrower and will obtain within 180 days of such date (i) the original certificate of title or (ii) the original lien entry letter or form or copies of correspondence and all enclosures thereto for issuance of the original lien entry letter or form with respect to such Financed Vehicle, in each case, as to which Credit Acceptance holds only an application; and

(x)    with respect to which the related Purchased Loan Contract has not been extended or rewritten and is not subject to any forbearance, or any other modified payment plan other than in accordance with the Credit Guidelines.
ERISA: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
ERISA Affiliate: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.
Eurocurrency Liabilities: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
Eurodollar Disruption Event: The occurrence of any of the following: (a) a determination by the Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain the Funding, (b) the failure of one or more of the Reference Banks to furnish timely information for purposes of determining the Adjusted LIBOR Rate, (c) a determination by the Lender that the rate at which deposits of United States dollars are being offered to the Lender in the London interbank market does not accurately reflect the cost to the Lender of making, funding or maintaining the Funding or (d) the inability of the Lender to obtain United States dollars in the London interbank market to make, fund or maintain the Advance.
Eurodollar Reserve Percentage: Of any Reference Bank for any period, for Capital means the percentage applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Reference Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.
Excess Reserve Amount: With respect to any Payment Date, the excess, if any, of the amount on deposit in the Reserve Account over the Required Reserve Account Amount.
Excluded Dealer Agreement Rights: With respect to any Dealer Agreement, the rights of Credit Acceptance thereunder related to loans made to the related Dealer which are not Dealer Loans pledged by the Borrower to the Collateral Agent hereunder, including rights of set-off and rights of indemnification related to such loans.
Facility Fee: As defined in the Fee Letter.

Facility Limit: $75,000,000; or as such amount may vary from time to time upon the written agreement of the Borrower, Credit Acceptance, the Deal Agent, and the Lender.
Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by Fifth Third and confirmed in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by Fifth Third (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of Fifth Third, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Cincinnati, Ohio time.
Fee Letter: The Fee Letter, dated as of the date hereof, between Fifth Third and the Borrower, as any such letter may be amended, modified, supplemented, restated or replaced from time to time.
Fifth Third: As defined in the Preamble hereto.
Final Score: Means the final output from the Originator’s proprietary credit scoring process, which, when divided by 1,000, represents the Originator’s expectations of the ultimate collection rate on a contract at inception.
Financed Vehicle: With respect to a Contract, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessories thereto, securing the related Obligor’s indebtedness thereunder.
Forecasted Collections: The expected amount of Collections to be received with respect to the Aggregate Outstanding Eligible Loan Balance each month as determined by Credit Acceptance in accordance with its forecasting model, which amount shall be submitted to the Deal Agent with each Funding Notice related to a proposed Advance when new Pools are pledged to the Collateral Agent or in accordance with Section 6.5(e).
Funding: An Advance by the Lender pursuant to Section 2.1 and Section 2.3 hereof.
Funding Date: With respect to the Initial Funding and any Incremental Funding, the date determined in accordance with Section 2.3.
Funding Notice: The notice, in the form of Exhibit A hereto, delivered in accordance with Section 2.3 hereof.
GAAP: Generally accepted accounting principles as in effect from time to time in the United States.
Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
H.15: Federal Reserve Statistical Release H.15.
Hedge Breakage Costs: For any Hedging Agreement, any amount payable by the Borrower for the early termination of such Hedging Agreement or any portion thereof.
Hedge Costs: For any Hedging Agreement, any amount payable by the Borrower with respect thereto, including any swap payments, any breakage payments, any termination payments, any notional reduction payments and any other amounts due to the Hedge Counterparty.
Hedge Counterparty: (I) Any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that is either the Lender or an Affiliate of the Lender, or has been approved in writing by the Deal Agent (which approval shall be in the sole discretion of the Deal Agent), and (ii) unless otherwise agreed to by the Deal Agent, has a long-term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Deal Agent pursuant to Section 2.2(a) and (ii) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clause (a) and (b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer, or (II) any entity that (a) on the date of entering into any Hedge Transaction (i) is a bank signatory to the Credit Agreement and (ii) unless otherwise agreed to by the Deal Agent, has a short- and long-term unsecured debt rating of not less than investment grade by S&P and by Moody’s, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Deal Agent pursuant to Section 2.2(a) (except in the case of an interest rate cap where such consent is not required) and (ii) agrees that in the event that it no longer has a short- and long-term unsecured debt rating of not less than investment grade by S&P and by Moody’s, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clauses (I)(a) and (I)(b) or clauses (II)(a) and (II)(b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer (except in the case of an interest rate cap where such transfer is not required).
Hedge Transaction: Each interest rate swap or other interest rate protection transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3 hereof and is governed by a Hedging Agreement.
Hedging Agreement: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3 hereof, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

Increased Costs: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.13.
Incremental Funding: Any Advance made after the Initial Funding.
Independent Director: Defined in Section 5.2(o)(xxvii).
Ineligible Contract: Each Contract other than an Eligible Contract.
Ineligible Loan: Each Loan other than an Eligible Loan.
Indebtedness: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.
Indemnified Amounts: Defined in Section 11.1(a).
Indemnified Parties: Defined in Section 11.1(a).
Initial Facility Limit: $75,000,000.
Initial Funding: Defined in Section 2.3(a).
Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
Insolvency Proceeding: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
Instrument: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
Interest: With respect to the Lender and the Capital, with respect to any Accrual Period, the sum of the products (for each day during such Accrual Period) of:

IR x C x	1
360

where:
C    =    the outstanding principal amount of the Advance of the Lender;

    and
IR    =    the Interest Rate for the Lender applicable on such day;
provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
Interest Rate: For any Accrual Period and for the aggregate principal amount of the Advance allocated to such Accrual Period:
(a)    before the occurrence of a Termination Event,
(i)     if a Eurodollar Disruption Event has not occurred, a rate equal to the Adjusted LIBOR Rate; or
(ii)    if a Eurodollar Disruption Event occurs, the Base Rate; or
(b)    after the occurrence of a Termination Event, a rate equal to the Base Rate plus 2.0%.
Investment: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Contribution Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
Late Fees: If the Backup Servicer has become the Successor Servicer, any late fees collected with respect to any Contract in accordance with the Collection Guidelines.
Lender: Fifth Third and any other Person that agrees, pursuant to the pertinent Assignment and Acceptance, to make or maintain Fundings pursuant to this Agreement.
LIBOR Determination Date: With respect to any Accrual Period, the date that is two Business Days before the first day of such Accrual Period
LIBOR Rate: For any portion of Capital on any day during any Accrual Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate for deposits in United States Dollars for a period equal to such Accrual Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the related LIBOR Determination Date. If Thomson Reuters no longer reports such rate or if such index no longer exists or if Reuters Screen LIBOR01 Page no longer exists, the Deal Agent may select a replacement index or replacement page, as the case may be, consistent with market practices at the time. The LIBOR Rate shall be adjusted for each Accrual Period after the initial Accrual Period, as of the first day of each such Accrual Period, and as of the effective day of any change in the maximum reserve requirement.
Lien: With respect to any Loan, Dealer Agreement or Contract or any other property or collateral, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than any Permitted Lien, mechanics’ liens and liens of collection attorneys or agents collecting the property subject to such Permitted Lien or mechanics’ lien).
Loan: Any Dealer Loan or Purchased Loan.
Loan Loss Reserve: The loan loss reserve, calculated in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission.
Material Adverse Effect: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans, (c) the rights and remedies of the Deal Agent, the Collateral Agent or Secured Parties, (d) the ability of the Borrower, the Originator or the Servicer to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s or any Secured Party’s interest in the Collateral.
Material Debt: Defined in Section 6.11(i).
Maturity Date: Defined in Section 2.1(c)(i).
Monthly Principal Payment Amount: With respect to any Payment Date, the amount, if any, necessary to reduce the Capital to the Borrowing Base.

Monthly Report: Defined in Section 6.5(a).
Moody’s: Moody’s Investors Service, Inc., and any successor thereto.
Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
Net Advance Rate: 80%.
Net Loan Balance: With respect to any Loan, the excess of the related Outstanding Balance over the related Loan Loss Reserve.
Nonconforming Contract: Defined in Section 6.2(c)(ii).
Nonconforming Contract Payment Amount: With respect to a Nonconforming Contract, an amount equal to the sum of (i) the product of the Outstanding Balance of such Contract as of the last day of the related Collection Period and a fraction, the numerator of which is Capital as of the Funding Date and the denominator of which is the Outstanding Balance of Eligible Contracts as of the Funding Date; (ii) accrued and unpaid Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts related to such Contract through the date of such deposit; and (iii) all Hedge Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement.
Note: The Variable Funding Note of the Borrower, issued to the Lender pursuant to Section 2.1(c) hereof substantially in the form of Exhibit I hereto.
Obligor: With respect to any Loan, Dealer Agreement or Contract, the Person or Persons obligated to make payments with respect to such Dealer Agreement, Loan or Contract, respectively, including any guarantor thereof.
OFAC: The United States Department of Treasury Office of Foreign Assets Control.
OFAC/AML Laws: All laws, regulations, and Executive Orders administered by OFAC, including all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.
OFAC Event: The event specified in Section 5.1(t).
OFAC SDN List: The list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
Officer’s Certificate: A certificate signed by any officer of the Borrower, the Originator or the Servicer, as the case may be, and delivered to the Collateral Agent.

Open Pool: With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, additional Dealer Loan Contracts may be allocated.
Opinion of Counsel: A written opinion of counsel, which opinion and counsel are reasonably acceptable to the Deal Agent.
Original Advance Rate: Means, with respect to any Dealer, the ratio, expressed as a percentage, where the numerator is equal to the sum of the Outstanding Balance of all Eligible Loans of such Dealer on the dates such Eligible Loans were originated and the denominator is equal to the sum of payments due under all Eligible Contracts related to such Dealer on their dates of origination.
Originator: Defined in the Preamble of this Agreement.
Outstanding Balance:
(i)    With respect to any Contract on any date of determination, all amounts owing under such Contract (whether considered principal or as finance charges) on such date of determination. The Outstanding Balance with respect to a Contract shall be deemed to have been created at the end of the day on the Date of Processing of such Contract; which shall be greater than or equal to zero (except in the case of a Contract as to which the final payment on such Contract is in excess of the amount owed on such Contract on the date of such final payment);
(ii)    with respect to any Dealer Loan on any date of determination, the aggregate amount advanced under such Dealer Loan plus revenue accrued with respect to such Dealer Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission, recoveries on such Dealer Loan if it has been written off and the payment of monies to a Dealer under the related Dealer Agreement, less collections on the related Dealer Loan Contracts applied through such date of determination in accordance with the related Dealer Agreement to the reduction of the balance of such Loan and write offs of such Dealer Loan; and
(iii)    with respect to any Purchased Loan (other than any Purchased Loan arising from a Dealer Collections Purchase Agreement) on any date of determination, the aggregate amount advanced under such Purchased Loan plus revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission plus recoveries on such Purchased Loan, if it has been written off, less Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchase Loan and write offs of such Purchased Loan; and
(iv)    with respect to any Purchased Loan arising from a Dealer Collections Purchase Agreement on any date of determination, (A) such Purchased Loan’s pro rata share of the sum of (x) the Outstanding Balance of the related Dealer Loan as of the date of the related Dealer Collections Purchase and (y) the Dealer Collections Purchase Price with respect to such Dealer Loan (such pro rata share determined based on such Purchased Loan’s pro rata share of the forecasted collections on the pool of Purchased Loans which previously constituted Dealer Loan Contracts securing such Dealer Loan), plus following the acquisition of such Purchased Loan (B) revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission plus recoveries on such Purchased Loan if it has been written off, less (C) Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchased Loan and write offs of such Purchased Loan.
Overconcentration Loan Amount: With respect to any Dealer, the amount by which the aggregate Net Loan Balance of Dealer Loans made to such Dealer, calculated on a Funding Date as of the end of the immediately preceding Collection Period, exceeds the Dealer Concentration Limit.
Payment Date: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.
Permitted Investments: Any one or more of the following types of investments:
(a)    marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;
(b)    marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;
(c)    bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated at least A-1 by S&P or P-1 by Moody’s;
(d)    repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;
(e)    commercial paper rated at least A-1 by S&P or P-1 by Moody’s; and
(f)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P or P-1 by Moody’s; and
(g)    money market mutual funds (including funds for which the Collateral Agent may act as a sponsor or advisor or for which the Collateral Agent may receive fee income) having a rating, at the time of such investment, in the highest investment category granted thereby.
Permitted Liens: Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable and Liens granted pursuant to the Transaction Documents and with respect to the Dealer Loan Contracts, the second priority lien of the related Dealer therein as set forth in the related Dealer Agreement.
Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
Pool: An identifiable group of Dealer Loan Contracts related to a particular Dealer Agreement identified on Schedule V hereto (as amended from time to time in accordance herewith), which, for the avoidance of doubt, may take the form of an Open Pool or Closed Pool at the time it is pledged hereunder.
Potential Servicer Termination Event: Means any event which, with the giving of notice or passage of time or both, would become a Servicer Termination Event.
Prime Rate: The rate announced by Fifth Third from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Fifth Third in connection with extensions of credit to debtors.
Proceeds: With respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.
Program Fee: As defined in the Fee Letter.
Program Fee Rate: On any day, the rate set forth in the Fee Letter as the “Program Fee Rate.”
Purchase Agreement: Each agreement between Credit Acceptance and any Dealer in substantially the form attached hereto as Exhibit P, together with any Dealer Collections Purchase Agreement.
Purchased Loan: A motor vehicle retail installment loan relating to the sale of a used automobile or light-duty truck originated by a Dealer, purchased by the Originator from such Dealer and evidenced by a Purchased Loan Contract; provided, however, that the term “Purchased Loan” shall, for purposes of this Agreement, include only those Purchased Loans identified from time to time on Schedule V hereto, and/or any Funding Notice, as amended from time to time in accordance herewith.
Purchased Loan Contract: Each motor vehicle retail installment sales contract, in substantially one of the forms attached hereto as Exhibit K, relating to a Purchased Loan.
Qualified Institution: Defined in Section 6.7(a).
Records: The Dealer Agreements, Contracts, Contract Files, certificates of title (and applications therefor) and all other documents, books, records and other information (including,

without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.
Reference Bank: Any bank that furnishes information for purposes of determining the Adjusted LIBOR Rate.
Register: Defined in Section 13.1(c).
Related Security: With respect to any Loan all of Credit Acceptance’s and the Borrower’s right, title and interest in:
(i)    the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including, without limitation, Credit Acceptance’s rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;
(ii)    all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;
(iii)    all guarantees, insurance (including insurance insuring the priority or perfection of any lien) or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;
(iv)    all of the Borrower’s interest in all Records, documents and writing evidencing or related to such Loan;
(v)    all rights of recovery of the Borrower against the Originator;
(vi)    all Collections (other than Dealer Collections), the Collection Account, the Reserve Account, and all amounts on deposit therein and investments thereof;
(vii)    all of the Borrower’s right, title and interest in and to (but not its obligations under) any Hedging Agreement and any payment from time to time due thereunder;
(viii)    all of the Borrower’s right, title and interest in and to the Contribution Agreement and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Contribution Agreement; and
(ix)    the Proceeds of each of the foregoing.

For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.
Release Date: As defined in Section 4.5(b).
Release Price: As defined in Section 4.5(a).
Repossession Expenses: For any Collection Period, any expenses payable pursuant to the terms of this Agreement, incurred by the Backup Servicer, if it has become the Successor Servicer, in connection with the liquidation or repossession of any Financed Vehicle, in an aggregate amount not to exceed the cash proceeds received by the Backup Servicer, if it has become the Successor Servicer, from the disposition of the Financed Vehicles.
Required Reserve Account Amount: With respect to any date of determination, an amount equal to the sum of (a) the product of (i) 1.0% and (ii) the Capital on such date (after the application of funds pursuant to Section 2.7 on the related Payment Date) plus (b) all amounts required to be maintained by the Borrower pursuant to Section 6.2(c)(ii) hereof); provided, however, the Required Reserve Account Amount shall at no time be less than $70,000 (unless the Capital is zero, in which case the Required Reserve Account Amount shall be zero).
Reserve Account: The segregated account established at the Collateral Agent for the benefit of the Secured parties, established pursuant to Section 6.7(a).
Reserve Advance: Defined in Section 2.7(c)(i).
Responsible Officer: As to any Person any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
Retransfer Amount: Defined in Section 4.5(b).
Revolving Period: The period commencing on the Closing Date and ending on the day immediately preceding the first day of the Amortization Period.
S&P: Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
Secured Party: (i) The Deal Agent and the Lender and (ii) each Hedge Counterparty that is either the Lender or an Affiliate of the Lender if that Affiliate is a Hedge Counterparty executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

Servicer: Credit Acceptance, the Backup Servicer, if it has become the Successor Servicer, or any other Successor Servicer, appointed in accordance with the terms hereof as the Servicer of the Loans and Contracts.
Servicer Termination Event: Defined in Section 6.11.
Servicer Termination Notice: Defined in Section 6.11.
Servicer Expenses: Any expenses incurred by the Backup Servicer, if it has become the Successor Servicer hereunder (including any expenses incurred by the Backup Servicer in connection with the retitling or reliening of the Financed Vehicles), other than Repossession Expenses or Transition Expenses.
Servicing Fee: For each Payment Date, a fee payable to Servicer for services rendered during the related Collection Period, equal to: (i) so long as Credit Acceptance is the Servicer, the product of (A) 6.00% and (B) the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement) and (ii) if the Backup Servicer is the Servicer, the sum of (1) the greatest of: (a) the product of 10.0% and the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement), (b) the actual costs incurred by the Backup Servicer as Successor Servicer, and (c) the product of (x) $30.00 and (y) the aggregate number of Contracts serviced by it during the related Collection Period, plus (2) without duplication, Late Fees and Servicer Expenses; provided, however, with respect to each Payment Date on which the Backup Servicer is the Servicer, the Servicing Fee shall be at least equal to $5,000.
Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
Specified Change in Law: Means the adoption, existence or implementation of, or any change in (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, which, in each case, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date.

SST: Systems & Services Technologies, Inc., a Delaware corporation.
Structuring Fees: The structuring fee set forth in the Fee Letter.
Subsidiary: A corporation of which the Originator and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
Successor Servicer: Defined in Section 6.12(a).
Take-Out: The release of certain Loans and the related Contracts from the Lien of this Agreement and the reduction of the Capital by at least $10,000,000 in connection with a refinancing (which may take the form of a sale) of such Loans by the Borrower using an affiliated special purpose entity.
Take-Out Date: Defined in Section 2.8(a).
Take-Out Release: The release to be executed pursuant to Section 2.8 hereto, substantially in the form of Exhibit D hereto.
Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.
Termination Date: The earlier of: (a) the date of the declaration of the Termination Date pursuant to Section 10.1, and (b) the date of termination of the Facility Limit pursuant to Section 2.5.
Termination Event: Defined in Section 10.1.
Transaction Documents: This Agreement, the Contribution Agreement, each Hedging Agreement, the Fee Letters, the Backup Servicing Agreement and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.
Transition Expenses: If the Backup Servicer has become the Successor Servicer, the sum of: (i) reasonable costs and expenses incurred by the Backup Servicer in connection with its assumption of the servicing obligations hereunder, related to travel, Obligor welcome letters, freight and file shipping plus (ii) a boarding fee equal to the product of $7.50 and the number of Contracts to be serviced.
UCC: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
United States: The United States of America.
Unmatured Termination Event: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

Unsatisfactory Audit: The occurrence of any audit exceptions resulting from any audit, inspection or review pursuant to Section 6.1(c), Section 6.2(e) or Section 6.9, which, in the reasonable judgment of the Deal Agent, would have a Material Adverse Effect on the ability of the Servicer to identify and allocate Collections or to service, as provided in this Agreement, any Collateral.
Weighted Average Final Score: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where (i) the numerator is equal to the aggregate for all Dealers of the product of (a) the Final Score of each Dealer with respect to all Eligible Loans of such Dealer and (b) the aggregate outstanding Net Loan Balance of all Eligible Loans for such Dealer and (ii) the denominator is equal to the Aggregate Outstanding Net Eligible Loan Balance.
Weighted Average Original Advance Rate: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where the numerator is equal to the aggregate for all Dealers of the product of: (i) the Original Advance Rate of each Dealer; and (ii) the aggregate outstanding Net Loan Balance of all Eligible Loans for such Dealer and the denominator is equal to the Aggregate Outstanding Eligible Loan Net Balance.
Weighted Average Spread Rate With respect to each Payment Date during the Revolving Period, the difference between the Weighted Average Final Score and the Weighted Average Original Advance Rate.
Section 1.2.    Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Michigan, and used but not specifically defined herein, are used herein as defined in such Article 9.
Section 1.3.    Computation of Time Periods Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.4.    Interpretation. In each Transaction Document, unless a contrary intention appears:
(i)    the singular number includes the plural number and vice versa;
(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
(iii)    reference to any gender includes each other gender;
(iv)    reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and
(v)    reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE III
THE LOAN FACILITY
Section 2.1.    Funding of the Advance.
(a)    On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Sections 3.1 and 3.2), the Borrower may, at its option, on the Closing Date and on any Funding Date request an advance (an “Advance” or a “Funding”). On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Sections 3.1 and 3.2), the Lender agrees to make the Advance from time to time as requested by the Borrower during the period from the date hereof to but not including the Termination Date. Under no circumstances shall the Lender make an Advance if, after giving effect to such Advance, (A) the aggregate Capital outstanding hereunder would exceed the lesser of (i) the Facility Limit and (ii) the Borrowing Base.
(b)    [Reserved].
(c)    The Note.
(i)    The Borrower’s obligation to pay the principal of and interest on all amounts advanced by the Lender pursuant to the Fundings shall be evidenced by a variable funding note of the Borrower in favor of the Lender (the “Note”) which shall: (1) be dated the Effective Date; (2) be in the stated principal amount equal to the Commitment amount for the Lender (as reflected from time to time on the grid attached thereto); (3) bear interest as provided therein; (4) be payable to the order of the Lender, and mature (whether or not there are funds available therefor at such time, pursuant to Section 2.7 or otherwise) on September 10, 2019 (the “Maturity Date”); and (5) be substantially in the form of Exhibit I hereto, with blanks appropriately completed in conformity herewith. The Lender may, and is hereby authorized to, make a notation on the schedule attached to the Note of the date and the amount of the Fundings and the date and amount of the payment of principal thereon, and prior to any transfer of the Note, the Lender shall endorse the outstanding principal amount of the Note on the schedule attached thereto; provided, however, that failure to make such notation shall not adversely affect the Lender’s rights with respect to the Note.

(ii)    Although the Note shall be dated the Effective Date, interest in respect thereof shall be payable only for the periods during which amounts are outstanding thereunder. In addition, although the stated principal amount of the Note shall be equal to the Commitment amount of the Lender, such Note shall be enforceable with respect to the Borrower’s obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Capital and Interest and all other amounts outstanding hereunder and thereunder at the time such enforcement shall be sought.
Section 2.2.    Grant of Security Interest; Acceptance by Collateral Agent.
(a)    (i)    As security for the prompt and complete payment of the Note and the performance of all of the Borrower’s obligations under the Note, this Agreement and the other Transaction Documents, the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of the Borrower’s property (whether now owned or hereafter acquired or arising, and wherever located) including, without limitation, all of its right, title and interest to: (i) the Loans, and all monies due or to become due in payment thereupon on and after the related Cut-Off Date; (ii) all Related Security; (iii) all of the Borrower’s right, title and interest in and to the Contribution Agreement and the other Transaction Documents and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Contribution Agreement and the other Transaction Documents and (iv) all income, Collections and Proceeds of the foregoing (collectively, the “Collateral”). The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Borrower to Obligors or any other Person in connection with the Collateral or under any agreement or instrument relating to the Collateral, including, without limitation, any obligation to make future advances to or on behalf of such Obligors.
(ii)    In connection with such grant, the Borrower authorizes Credit Acceptance, and Credit Acceptance agrees to record and file, at Borrower’s expense, financing statements with respect to the Collateral now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Collateral Agent and the Deal Agent on or prior to each Funding Date. Such financing statements may describe as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Agreement. In addition, the Borrower and the Servicer agree to clearly and unambiguously mark their respective general ledgers and all accounting records and documents and all computer tapes and records to show that the Collateral, including that portion of the Collateral consisting of the Dealer Agreements listed on Schedule V hereto (and each addendum thereto), the Loans and the related Contracts and the rights to payment under the related Dealer Agreements, has been pledged to the Collateral Agent for the benefit of the Secured Parties hereunder.
(iii)    In connection with such pledge, the Borrower (or the Servicer on its behalf) agrees to deliver to the Collateral Agent on the Closing Date or any Funding Date on which new Pools or Purchased Loans are pledged to the Collateral Agent, as the case may be, one or more computer files or microfiche lists containing true and complete lists of all applicable Dealer Agreements, Pools and Loans securing the payment of the Note and amounts due under the Transaction Documents and all of the Borrower’s obligations under the Note and the Transaction Documents as of the Closing Date or Funding Date, and all Contracts securing all such Loans, identified by, as applicable, account number, dealer number and pool number as of the end of the Collection Period immediately preceding such date. Such file shall be marked as Schedule V hereto or as an addendum thereto, shall be delivered to the Collateral Agent as confidential and proprietary, and such Schedule V and each addendum thereto are hereby incorporated into and made a part of this Agreement. Such Schedule V shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period to include all Loans and Contracts pledged on the date of each such date so that, on each such date, the Collateral Agent will have a Schedule V that describes all Loans pledged by the Borrower to the Collateral Agent hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts securing or evidencing such Loans (other than those that have been released from the Collateral and those Dealer Loans that have been deemed to be satisfied pursuant to Section 6.15(b) hereto). Such updated Schedule V shall be deemed to replace any existing Schedule V as of the date such updated Schedule V is provided in accordance with this Section 2.2(a)(iii). Furthermore, Schedule V hereto shall be deemed to be supplemented on each date of Dealer Collections Purchase by the related list delivered by Credit Acceptance pursuant to Section 6.15(c).
(iv)    In connection with such pledge, each of the Borrower, Credit Acceptance and the Servicer also agrees, within 180 days of the Closing Date or relevant Funding Date, as the case may be, to clearly mark at least 98% of the Contracts or Contract folders securing a Loan with the following legend: “THIS AGREEMENT AND ALL RELATED CONTRACTS AND LOANS HAVE BEEN PLEDGED TO FIFTH THIRD BANK AS COLLATERAL AGENT FOR THE BENEFIT OF CERTAIN SECURED PARTIES AND ANY PURCHASE, SALE OR COLLATERAL ASSIGNMENT OF ANY SUCH ASSET WOULD VIOLATE THE RIGHTS OF SUCH SECURED PARTIES”. Such legend shall be in bold, in type face at least as large as 12 point and shall be entirely in capital letters.
(b)    The Collateral Agent hereby acknowledges its acceptance, on behalf of the Secured Parties, of the pledge by the Borrower of the Loans and all other Collateral. The Collateral Agent further acknowledges that, prior to or simultaneously with the execution and delivery of this Agreement, the Borrower delivered to the Collateral Agent the computer file or microfiche list represented by the Borrower to be the computer file or microfiche list described in Section 2.2(a)(iii).
(c)    The Collateral Agent hereby agrees not to disclose to any Person (other than to each Secured Party) any of the account numbers or other information contained in the computer files or microfiche lists delivered to the Collateral Agent by the Borrower pursuant to Section 2.2(a)(iii), except as is required in connection with the performance of its duties hereunder or in enforcing the rights of the Secured Parties or to a Successor Servicer; provided, however, that notwithstanding anything to the contrary in this Agreement, the Collateral Agent may reply to a request from any Person for a list of Loans, Dealer Agreements, Contracts or other information referred to in any financing statement. The Collateral Agent agrees to take such measures as shall be necessary or reasonably requested by the Borrower to protect and maintain the security and confidentiality of such information. The Collateral Agent shall provide the Borrower with written notice five Business Days prior to any disclosure pursuant to this subsection 2.2(c).
Section 2.3.    Procedures for Funding of Advances.
(a)    Each Advance hereunder shall be requested by the Borrower delivering to the Lender (with a copy to the Collateral Agent) a duly completed Funding Notice no later than 12:00 p.m. (New York time) at least two (2) Business Days prior to the proposed Funding Date. Each Funding Notice shall: (i) specify the desired amount of such Funding which amount must (x) in the case of the initial funding hereunder (the “Initial Funding”) be in a minimum amount of $1,000,000, and (y) in the case of any Incremental Funding, be in an amount equal to $1,000,000 or an integral multiple of $10,000 in excess thereof, (ii) specify the date of such Funding, and (iii) include a representation that all conditions precedent for a Funding described in Article III hereof have been met. Each Funding Notice shall be irrevocable.
(b)    Following receipt of such Funding Notice, the Lender will make the Advance. On the Funding Date, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, initiate a wire to the Borrower no later than 3:00 p.m. (New York time), at such bank or other location reasonably designated by Borrower in its Funding Notice given pursuant to this Section 2.3, an amount equal to the lesser of (A) the amount requested by the Borrower from the Lender for such Advance or (B) the excess of the Commitment over the Capital then outstanding.
(c)    In no event shall the Lender be required on any date to make any Funding which would result in the Capital, determined after giving effect to such funding, exceeding the Commitment.
Section 2.4.    Determination of Interest and Other Amounts. On each LIBOR Determination Date, the Lender shall determine and deliver to the Servicer the applicable LIBOR Rate with respect to the related Accrual Period. On or before each Determination Date, the Lender shall determine and deliver to the Servicer (i) the applicable Interest Rate and the Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Borrower on the related Payment Date, (ii) the Program Fee, the Facility Fee, any Breakage Costs, any Increased Costs and any Additional Amounts due in respect of the related Payment Date and any such amounts unpaid from any prior Payment Date.
Section 2.5.    Reduction of the Facility Limit; Repurchase. The Borrower may, upon at least ten (10) Business Days’ notice to the Deal Agent, terminate in whole or reduce in part the portion of the Facility Limit that exceeds the aggregate Capital; provided, however, that each partial reduction of the Facility Limit shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof. Each notice of reduction or termination pursuant to this Section 2.5 shall be irrevocable.
Section 2.6.    [Reserved.]
Section 2.7.    Settlement Procedures.

(a)    On each Payment Date and on the Maturity Date, the Collateral Agent shall withdraw Available Funds and any Excess Reserve Amount (to be applied in accordance with Section 2.7(c)) and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:
(i)    FIRST, to the Hedge Counterparty, an amount equal to any Hedge Costs (exclusive of termination payments) and any such Hedge Costs (exclusive of termination payments) unpaid from any prior Payment Date.
(ii)    SECOND, to the Backup Servicer so long as it has not become the Servicer hereunder, an amount equal to any accrued and unpaid Backup Servicing Fee due in respect of such Payment Date, any unpaid Backup Servicing Fee from any prior Payment Date, any reasonable out-of-pocket expenses incurred in SST’s capacity as Backup Servicer, and any accrued and unpaid Indemnified Amounts owed by the Borrower to SST up to $17,000, monthly;
(iii)    THIRD, (A) to the Servicer, an amount equal to any accrued and unpaid Servicing Fees due in respect of such Payment Date and any Servicing Fees unpaid from any prior Payment Date; provided, however, if the Servicer has been replaced pursuant to Section 6.12 such amount shall not exceed the Capped Servicing Fee; and (B) to the Backup Servicer, if it has become the Successor Servicer, any Transition Expenses;
(iv)    FOURTH, to the Deal Agent for the account of the Lender, an amount equal to the sum of any accrued and unpaid (A) Interest and Breakage Costs, (B) the Program Fee, and (C) the Facility Fee, Increased Costs and any Additional Amounts due in respect of such Payment Date and any such amounts unpaid from any prior Payment Date;
(v)    FIFTH, during the Revolving Period, to the Deal Agent for the account of the Lender, an amount equal to the Monthly Principal Payment Amount for such Payment Date;
(vi)    SIXTH, during the Amortization Period, to the Deal Agent for the account of the Lender, the Additional Principal Payment Amount, until Capital has been reduced to zero;
(vii)    SEVENTH, to the Deal Agent for the account of the Lender and the Backup Servicer, an amount equal to, without double counting, Increased Costs, any Additional Amounts and Indemnified Amounts (provided that, with respect to the Backup Servicer, such Indemnified Amounts shall include only those Indemnified Amounts not paid pursuant to clause (ii) above) due in respect of such Payment Date and unpaid from any prior Payment Date;
(viii)    EIGHTH, to the Reserve Account, (A) an amount equal to any outstanding Reserve Advances and (B) the amount necessary to cause the amount on deposit in the Reserve Account to equal the Required Reserve Account Amount (after giving effect to any deposits made in subclause (A));

(ix)    NINTH, to the Backup Servicer, any Servicing Fee due in respect of such Payment Date, to the extent not paid pursuant to clause (iii) above and any such Servicing Fee unpaid from any prior Payment Date;
(x)    TENTH, to the Deal Agent for the account of any other applicable Person, all remaining amounts up to all Aggregate Unpaids (during the Revolving Period, other than Capital) until paid in full;
(xi)    ELEVENTH, to the Borrower any remaining amounts.
(b)    One Business Day per calendar month, the date of which is to be chosen by the Borrower, the Collateral Agent shall, upon two Business Days' prior written request of the Borrower, withdraw from the Collection Account an amount not to exceed the amount on deposit therein on the date of such request. The Collateral Agent shall distribute such amount to the Deal Agent for the account of the Lender, to be distributed by the Deal Agent to the Lender as a payment in reduction of Capital. Notwithstanding anything in this Section 2.7(b) to the contrary, the Collateral Agent shall not be required to effect any such withdrawal or the Deal Agent make any such distribution until an Officer of the Servicer or a representative of the Servicer designated by a Responsible Officer of the Servicer has certified to the Collateral Agent and the Deal Agent in writing (which shall include electronic transmission) that it reasonably believes that at the end of the related Collection Period the sum of Available Funds and Excess Reserve Amount, after giving effect to such payment, will be greater than the amount needed to make the payments required pursuant to Section 2.7(a)(i) through (x). Any such prepayment of principal shall include all accrued and unpaid Interest and any applicable Breakage Costs relating thereto.
(c)    i) If on any Payment Date the amount paid pursuant to Section 2.7(a)(iv) and (v) is insufficient to cover all amounts due thereunder on such Payment Date the Collateral Agent shall withdraw from the Reserve Account an amount equal to the lesser of such shortfall and the amount of funds on deposit in the Reserve Account (such withdrawal, a “Reserve Advance”) and deposit such amount to the Collection Account. The Collateral Agent shall pay such amount to the Deal Agent for payment to the Lender.
(ii)    If on any Payment Date during the Amortization Period, the amount paid pursuant to Section 2.7(a)(vi) is insufficient to reduce Capital to zero, the Deal Agent, in its sole discretion, may direct the Collateral Agent to withdraw any or all of the amount on deposit in the Reserve Account, and pay such amount to the Deal Agent, for payment to the Lender in respect of interest and principal and all other Aggregate Unpaids payable to the Lender at such time.
Section 2.8.    Take-Out.
(a)    On any Business Day (the “Take-Out Date”), but subject to the limitations below (including those contained in clause (d) below), the Borrower shall have the right to effect a Take-Out and require the Collateral Agent to release its security interest and Lien on the related Contracts and Loans, subject to the following terms and conditions:

(i)    The Borrower shall have given the Deal Agent, the Collateral Agent, the Backup Servicer and the Servicer at least three (3) Business Days’ prior written notice of its intent to effect the Take-Out, which notice shall be irrevocable; provided, however, failure to effect such Take-Out on the Take-Out Date shall not result in a Termination Event, but the Borrower shall be obligated to pay any Breakage Costs and any other losses and Indemnified Amounts incurred by the Lender and the other Indemnified Parties in connection therewith.
(ii)    Unless the Take-Out is to be effected on a Payment Date (in which case the relevant calculations with respect to such Take-Out shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Deal Agent an Officer’s Certificate, together with evidence to the reasonable satisfaction of the Deal Agent (which evidence may consist solely of the Officer’s Certificate signed by an officer of the Servicer) that the Borrower shall have sufficient funds on the related Take-Out Date to effect the contemplated Take-Out in accordance with this Agreement. In effecting the Take-Out, the Borrower may use the proceeds of sales of the Loans (which sales must be made in arm’s length transactions).
(iii)    After giving effect to the Take-Out and the release to the Borrower of the Loans and related Contracts on the Take-Out Date, (x) the representations and warranties contained in Section 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (y) neither an Unmatured Termination Event nor a Termination Event shall have resulted.
(iv)    On the Take-Out Date, the Collateral Agent shall have received, for the benefit of the Secured Parties and the Hedge Counterparties, as applicable, in immediately available funds, an amount equal to the sum of: (A) the Capital being paid plus (B) an amount equal to the related unpaid Interest plus (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent, the Collateral Agent, the Lender, the Backup Servicer, the Successor Servicer, the Hedge Counterparties and the other Secured Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Breakage Costs and Hedge Costs) plus (D) all other Aggregate Unpaids. No reduction of the Capital shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part as a result of any such reduction in the Capital and the Borrower has paid all Hedge Costs due to the relevant Hedge Counterparty for any such termination.
(v)    Upon receipt of the amount set forth in clause (iv) above, the Collateral Agent shall apply such amounts first to the pro rata reduction of the Capital, second to the payment of accrued Interest on the amount of the Capital to be repaid and to the payment of any Breakage Costs, by paying such amounts to the Lender, and third to pay any Hedge Costs related to such reduction of the Capital due to the relevant Hedge Counterparty, and fourth to pay all other Aggregate Unpaids related to such reduction of the Capital due to the relevant party.

(vi)    The Borrower shall certify in writing to the Collateral Agent and the Deal Agent that no adverse selection was employed in the selection of the Loans and Contracts to be released.
(vii)    On the Take-Out Date, the Servicer shall submit to the Deal Agent a report setting forth (A) the Forecasted Collections in respect of the Loans remaining as part of the Collateral after giving effect to such Take-Out, (B) a calculation of the Borrowing Base (and material components thereof) after giving effect to such Take-Out and (C) such other information regarding the Collateral remaining after the Take-Out as the Deal Agent may reasonably request.
(viii)    Any sale or other transfer of Loans and related Contracts by the Borrower in connection with any Take-Out shall be made in an arm’s length transaction, the terms of which shall state that such sale or other transfer is made without recourse to, or representation or warranty by, the Borrower; provided that the Borrower may represent and warrant that it is selling or transferring such Loans and Contracts free and clear of any Lien created by or through the Borrower.
Upon the occurrence of any Take-Out the Borrower and the Servicer shall be deemed to represent and warrant that each of the foregoing conditions has been satisfied with respect thereto.
(b)    The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Lender, the Deal Agent and the Collateral Agent in connection with any Take-Out (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, for the benefit of the Secured Parties, and any expenses of the Lender, the Deal Agent or any other party having such an interest in the Loans in connection with such Take-Out).
(c)    In connection with any Take-Out, on the related Take-Out Date, the Collateral Agent, on behalf of the Lender, the Deal Agent and the other Secured Parties, shall, at the expense of the Borrower: (i) execute such instruments of release with respect to the portion of the Loans to be released to the Borrower, in favor of the Borrower as the Borrower may reasonably request; (ii) deliver any portion of the Loans to be released to the Borrower in its possession to the Borrower; and (iii) at the Borrower’s reasonable request, otherwise take such actions, and permit the Borrower to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent on the Loans to be released to the Borrower and deliver to the Borrower such Loans.
(d)    Notwithstanding anything to the contrary contained herein, Borrower may not effect a Take-Out more frequently than one time during any three month period.
Section 2.9.    Collections and Allocations.
(a)    Collections. The Servicer shall transfer, or cause to be transferred, all Collections on deposit in the form of available funds in the Credit Acceptance Payment Account to the Collection Account by the close of business on the second Business Day such Collections are received therein. The Servicer shall promptly (but in no event later than the second Business Day (or if the Backup Servicer has become the Successor Servicer hereunder, the third Business Day)

after the receipt thereof) deposit all Collections received directly by it in the Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by wire transfer of immediately available funds or by automated clearing house (ACH) payment.
(b)    Initial Deposits. On each Funding Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date and through and including the day that is two days immediately preceding such Funding Date, in respect of the Loans.
(c)    Investment of Funds. (i) Until the occurrence of a Termination Event or Unmatured Termination Event, to the extent there are uninvested amounts on deposit in the Collection Account and the Reserve Account, all amounts therein shall be invested as set forth in Section 6.7(c).
(ii)    On the date on which Capital is reduced to zero and all Aggregate Unpaids have been indefeasibly paid in full in cash, all Collateral is released from the Lien of this Agreement, and this Agreement is terminated, any amounts on deposit in the Reserve Account shall be released to the Borrower.
(d)    Allocation of Collections. The Servicer will allocate Collections monthly in accordance with the actual amount of Collections received. The Servicer (including any applicable Successor Servicer) shall determine each month the amount of Collections received during such month which constitutes amounts which, pursuant to the terms of any Dealer Agreement, are required to be remitted to the applicable Dealer (such collections, “Dealer Collections”) and shall so notify the Collateral Agent. Notwithstanding any other provision hereof, the Collateral Agent, at the direction of the Servicer, shall distribute on each Payment Date: (i) to the Borrower, an amount equal to the aggregate amount of Dealer Collections received during or with respect to the prior Collection Period and (ii) to the Backup Servicer, if it has become the Successor Servicer, an amount equal to any Repossession Expenses related to the prior Collection Period prior to the distribution of Available Funds pursuant to Section 2.7.
Section 2.10.    Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 10:00 a.m. (New York time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account and the Deal Agent shall distribute such amounts actually received by it to the Persons entitled thereto for receipt no later than 11:00 a.m. (New York time). Any amounts received in the Agent’s Account after 10:00 a.m. (New York time) shall be deemed to be received on the next subsequent Business Day and the Deal Agent shall distribute such amounts to the Persons entitled thereto no later than 11:00 a.m. (New York time) on such next subsequent Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder 3.0% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
(b)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, interest or any fee payable hereunder, as the case may be.
(c)    If the Advance requested by the Borrower for any Funding Date and approved by the Lender and the Deal Agent pursuant to Section 2.1 and Section 2.3, is not made or effectuated for any reason other than the Lender’s failure to honor its obligations hereunder, as the case may be, on the requested Funding Date, the Borrower shall indemnify the Lender against Breakage Costs, any reasonable loss, cost or expense incurred by the Lender, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by the Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Funding.
Section 2.11.    [Reserved.]
Section 2.12.    Fees.
(a)    The Borrower shall pay to the Deal Agent, for the account of the Lender from the Collection Account on each Payment Date, monthly in arrears, the Program Fee agreed to in each Fee Letter.
(b)    The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.7(a).
(c)    The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.7(a).
(d)    The Borrower shall pay to Mayer Brown LLP, as counsel to the Deal Agent, on the Effective Date, their respective estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Mayer Brown LLP, within ten (10) Business Days after receiving an invoice for such amounts.
Section 2.13.    Increased Costs; Capital Adequacy; Illegality.
(a)    If (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), or (iii) without limiting the generality of the foregoing, any Specified Change in Law, in any of the foregoing cases, shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party imposed on it by the jurisdiction under the laws of which such Affected Party is organized), duty or other charge with respect to the Advance made by it hereunder, or any right to make the Funding hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting the Advance made by it hereunder or the Lender’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
(b)    If (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request, (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, or (iii) without limiting the generality of the foregoing, any Specified Change in Law, in any of the foregoing cases, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this subsection 2.13(b).
(c)    If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of the Advance hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
(d)    In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Borrower a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e)    If the Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Borrower, whereupon all Capital in respect of which Interest accrues at the Adjusted LIBOR Rate shall immediately be converted into Capital in respect of which Interest accrues at the Base Rate.
Section 2.14.    Taxes.
(a)    All payments made by an Obligor in respect of each Loan and each Contract and all payments made by the Borrower, Originator or Credit Acceptance under this Agreement or the other Transaction Documents will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Deal Agent or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Lender or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or Credit Acceptance under this Agreement, by a taxing jurisdiction in which the Lender or Deal Agent is organized, conducts business or is paying taxes (in either case of conducting business or paying taxes, other than solely as a result of the transactions contemplated by this Agreement and the other Transaction Documents) as of the Effective Date (as the case may be).
(b)    The Borrower will indemnify each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Borrower.
(c)    The Borrower will notify the Deal Agent on an annual basis of any payments by the Borrower in respect of any Taxes, not including those Taxes paid by Credit Acceptance on a consolidated basis.
(d)    If the Lender is not created or organized under the laws of the United States or a political subdivision thereof, the Lender shall deliver to the Borrower, with a copy to the Deal Agent, (i) within 15 days after the date hereof, or, if a successor lender becomes the Lender after the Closing Date, the date on which such party becomes the Lender hereunder, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of the Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower to make payments hereunder for the account of the Lender, without deduction or withholding of United States federal income or similar Taxes.
(e)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section shall survive the termination of this Agreement.
Section 2.15.    Assignment of the Contribution Agreement. The Borrower hereby assigns to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Contribution Agreement, the Hedging Agreement and any other Transaction Documents. The Borrower confirms that the Deal Agent on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Contribution Agreement and the Hedging Agreement for the benefit of the Secured Parties.
Section 2.16.    Servicer Clean-up Call.
(a)    (i) On any Payment Date after the last day of any Collection Period during the Amortization Period as of which the amount of Capital shall be less than or equal to 10% of the amount of Capital as of the beginning of the Amortization Period, Credit Acceptance shall have the option to purchase the Loans, subsequent Collections and Related Security for a price equal to the aggregate Release Price for the Loans. To exercise such option, Credit Acceptance shall deposit in the Collection Account an amount equal to such aggregate Release Price plus accrued Interest, Hedge Costs and Breakage Costs in immediately available funds. Notwithstanding the foregoing, Credit Acceptance shall not exercise such option unless the amount so deposited equals or exceeds the Retransfer Amount for the Loans.
(ii) Credit Acceptance shall have the right to purchase from time to time Loans, subsequent Collections and Related Security (as selected by the Borrower without adverse selection) so long as in the aggregate such purchases do not exceed 1.0% of the Loans based upon the Aggregate Outstanding Eligible Loan Net Balance on the date of purchase, for an amount equal to the greater of: (A) the Release Price plus any accrued Interest, Hedging Costs and Breakage Costs related to such Loans; and (B) the aggregate fair market value of such Loans. Such amount shall be paid by depositing immediately available funds in the Collection Account.
(iii) Credit Acceptance shall give at least 2 Business Days’ notice to the Collateral Agent and the Deal Agent of its intent to exercise either of the foregoing options.
(b)    The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent, any Successor Servicer and the Lender in connection with any such purchase option (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, the Lender and any other party having such an interest in the Loans).
(c)    In connection with any such purchase option, on the related date of purchase, the Collateral Agent, on behalf of the Lender, shall, at the expense of the Borrower: (i) arrange for the execution by the Lender of such instruments of release with respect to the Loans being released, in favor of the Borrower and the purchaser as the Borrower or purchaser may reasonably request, including without limitation, a release in the form of Exhibit G hereto; (ii) deliver any portion of the Loans to be released in its possession to the Borrower or purchaser; and (iii) otherwise take such actions, and cause or permit the Collateral Agent to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent on the Loans to be released and deliver to the Borrower or purchaser such Loans.
ARTICLE III
CONDITIONS TO THE CLOSING AND EACH FUNDING
Section 3.1.    Conditions to the Closing and the Initial Funding. The Closing Date shall not occur and no Lender shall be obligated to make an Advance hereunder on the occasion of the Initial Funding, nor shall any Lender, the Deal Agent, the Backup Servicer or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until (i) in the case of the Closing Date, the conditions set forth in clauses (a), (c) and (d) below, and (ii) in the case of the Initial Funding, all of the following conditions, after giving effect to the proposed Advance, in each case, have been satisfied, in the sole discretion of, or waived in writing by, the Deal Agent:
(a)    Each document specified in the schedule of documents attached hereto as Schedule IX has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent has received all such executed documents. The Lender shall have cancelled all notes and terminated related fee letters executed by CAC Warehouse Funding III, LLC in favor of Fifth Third Bank and delivered the same to the Borrower.
(b)    The executed Note in the face amount representing the Commitment amount and dated as of the Effective Date has been delivered to the Lender.
(c)    The Deal Agent has received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.
(d)    All fees payable by the Borrower to Fifth Third on or prior to the Effective Date pursuant to the Fee Letter shall have been paid in full in accordance with the terms thereof.
(e)    The Borrower shall have deposited to the Reserve Account an amount equal to the Required Reserve Account Amount after giving effect to the proposed Advance.
(f)    An Eligible Hedging Agreement shall be in effect.
Section 3.2.    Conditions Precedent To All Fundings. Each request for a Funding hereunder (each, a “Transaction”) shall be subject to the further conditions precedent:
(a)    With respect to any Advance (including the Initial Funding), the Borrower shall have delivered to the Deal Agent, on or prior to the date of the Advance in form and substance satisfactory to the Deal Agent, (i) the Funding Notice and (ii) Exhibit A to the Contribution Agreement, including the Schedule of Loans and Contracts attached thereto, dated within two (2) Business Days prior to the date of the Advance and containing such additional information as may be reasonably requested by the Deal Agent.
(b)    On the date of such Transaction the following statements shall be true and the Borrower shall be deemed to have certified that, after giving effect to the proposed Advance and pledge of Additional Loans:
(i)    The representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;
(ii)    On and as of such day, after giving effect to the proposed Advance, the outstanding Capital does not exceed the lesser of (A) the Borrowing Base and (B) the Facility Limit;
(iii)    On and as of such day, the Borrower, the Originator and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to which it is a party to be performed by such person at or prior to such day; and
(iv)    No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of the Funding by the Lender in accordance with the provisions hereof.
(c)    The Borrower shall have delivered to the Collateral Agent the information described in Section 2.2(a)(iii).
(d)    All financing statements necessary to perfect the Collateral Agent’s first priority security interest in the Collateral shall have been filed in the appropriate filing offices.
(e)    Forecasted Collections for the Aggregate Outstanding Eligible Loan Net Balance (after giving effect to the proposed Advance) shall be greater than or equal to Capital, after giving effect to the proposed Advance.
(f)    all conditions required to be satisfied in the Contribution Agreement shall have been satisfied.
(g)    No Amortization Event, Termination Event or Unmatured Termination Event shall have occurred.
(h)    No Servicer Termination Event or any event, that with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.
(i)    No adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements; provided, for the avoidance of doubt, that during the Revolving Period, the Borrower in its sole discretion may elect to pledge Dealer Loans secured by either Open Pools or Closed Pools.

(j)    The Borrower shall have made any deposit to the Reserve Account necessary to ensure that the amount on deposit therein is equal to the Required Reserve Account Amount after giving effect to the proposed Advance.
(k)    An Eligible Hedging Agreement shall be in effect.
(l)    There shall be no litigation, proceeding or investigation, to the best knowledge of the Borrower and Servicer, threatened against the Borrower or the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower or Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower or Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
(m)    The Deal Agent shall have received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1.    Representations and Warranties of the Borrower. The Borrower represents and warrants to the Collateral Agent, the Deal Agent, any Successor Servicer, the Backup Servicer and the Secured Parties on the Closing Date, and on each Funding Date thereafter until the Collection Date, as follows:
(a)    Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and pledge the Collateral and perform its obligations under this Agreement.
(b)    Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.
(c)    Power and Authority; Due Authorization. The Borrower: (i) has all necessary power, authority and legal right to: (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) transfer and assign each Loan, Related Security and all other Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transfer and assignment of the Loans, Related Security and all other Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

(d)    Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, each enforceable against the Borrower in accordance with its terms, subject to any defense, if any, arising out of a breach or other action or inaction of a party thereto other than the Borrower or any Affiliate of the Borrower.
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agent or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that would reasonably be expected to have Material Adverse Effect and is reasonably expected to occur.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained except where the failure to so obtain is not reasonably expected to result in a Material Adverse Effect.
(h)    Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by Borrower.
(i)    Solvency. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Deal Agent on the Effective Date a certification in the form of Exhibit F. The Originator has confirmed in writing to the Borrower that, until one year and one day after the Collection Date, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws.
(j)    Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Collateral Agent or the Lender were utilized by the Borrower in identifying and/or selecting Loans or Dealer Agreements. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit Guidelines that has been established by the Borrower or the Originator and is then in effect.
(k)    Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
(l)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.
(m)    Quality of Title. Each Loan, together with the Related Security related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except as provided in Section 4.2(a)(iii), and upon each Funding, the Collateral Agent as agent for the Secured Parties shall acquire a valid and perfected first priority security interest in such Loans, the Related Security related thereto and all Collections then existing or thereafter arising, free and clear of any Lien, except as provided in Section 4.2(a)(iii). No effective financing statement or other instrument similar in effect covering any Loan or Dealer Agreement shall at any time be on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with the Contribution Agreement or (ii) in favor of the Collateral Agent in accordance with this Agreement.
(n)    Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral have been made.
(o)    Accuracy of Information. All information heretofore furnished by the Borrower (including without limitation, the Monthly Report and Credit Acceptance’s financial statements) to the Deal Agent, Collateral Agent or the Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified.
(p)    Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records (other than the Certificates of Title) are located at the address of the Borrower referred to in Section 14.2 hereof, and the office where the Borrower keeps all the Certificates of Title is located at 200 Galleria Officentre, Suite 125, Southfield, Michigan 48034 (or, in each case, at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied); provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).
(q)    OFAC. The Borrower has provided to the Lender, the Deal Agent and the Collateral Agent all information regarding Credit Acceptance, the Borrower and their respective Affiliates and Subsidiaries, as requested by the Deal Agent, necessary for the Lender, the Deal Agent and the Collateral Agent to comply with all applicable OFAC/AML Laws. To the best of the Borrower’s knowledge, neither Credit Acceptance, the Borrower nor any of their respective Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
(r)    Tradenames; Place of Business; Correct Legal Name. (i) Except as described in Schedule III, the Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business; (ii) the principal place of business, chief executive office and location of the Borrower (for purposes of the applicable UCC) are located at the address of the Borrower set forth on the signature pages hereto; and (iii) “CAC Warehouse Funding LLC V” is the correct legal name of the Borrower indicated on the public records of the Borrower’s jurisdiction of organization.
(s)    Contribution Agreement. The Contribution Agreement is the only agreement pursuant to which the Borrower purchases Loans from the Originator.
(t)    Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Loans and Related Security under the Contribution Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(u)    Accounting. The Borrower accounts for the transfers to it from the Originator of Loans and Related Security under the Contribution Agreement as sales or contributions to capital of such Loans and Related Security in its books, records and financial statements, in each case consistent with the requirements set forth herein.
(v)    Special Purpose Entity. The Borrower is in compliance with Section 5.2(o) hereof in all material respects.
(w)    Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that, until one year and one day after the Collection Date, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Loan or any other assets of the

Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.
(x)    Investment Company Act. The Borrower is not, and is not "controlled by", an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the Borrower is not relying exclusively on the exemption from the definition of "investment company" afforded by either Section 3(c)(1) or Section 3(c)(7)of the Investment Company Act of 1940, as amended.
(y)    ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(z)    [Reserved.]
(aa)    Representations and Warranties in Contribution Agreement. The representations and warranties made by the Originator to the Borrower in the Contribution Agreement are hereby remade by the Borrower on each date to which they speak in the Contribution Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(aa), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Deal Agent, the Successor Servicer, the Collateral Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.
(bb)    Amount of Loans and Contracts; Computer File. When new Pools or Purchased Loans are pledged to the Collateral Agent, the related Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Funding Date; (B) the Aggregate Outstanding Eligible Loan Balance; and (C) the Aggregate Outstanding Eligible Loan Net Balance; each as of the applicable Cut-off Date and as reported in the Loan Servicing System or as a product of the Loan Loss Reserve analysis. The computer file or microfiche list delivered pursuant to Section 2.2(a)(iii) hereof is complete and accurately reflects the information regarding the Loans, applicable Dealer Agreements and Contracts in all material respects.
(cc)    Use of Proceeds. The proceeds of each Funding will be used by the Borrower solely to purchase the Loans and related Collateral from the Originator pursuant to the Contribution Agreement or, subject to Section 5.2(f), to make distributions to Credit Acceptance in respect of its equity interest in the Borrower.

(dd)    Subsidiaries. The Borrower does not have any Subsidiaries.
(ee)    Capital Stock. The Borrower has neither sold nor pledged any of its equity interests to any entity other than Credit Acceptance.
The representations and warranties set forth in this Section 4.1 shall survive the Borrower’s pledge of the Collateral to the Collateral Agent and the termination and rights and obligations of the Servicer. Upon discovery by the Borrower, the Servicer (provided that, if SST is Successor Servicer, SST shall only be obligated to inform the other parties to the Agreement of breaches detailed in Section 4.1 of which a Responsible Officer has actual knowledge), Credit Acceptance or the Collateral Agent of a breach of any of the representations and warranties set forth herein, the party discovering such breach shall give prompt written notice to the other parties of such breach.
Section 4.2.    Representations and Warranties of the Borrower Relating to the Loans and the Related Contracts.
(a)    Eligibility of Loans. The Borrower hereby represents and warrants to the Deal Agent, the Collateral Agent, the Backup Servicer, any Successor Servicer, and the Secured Parties as of the Closing Date, the Effective Date and each Funding Date (or on such dates as otherwise provided herein) with respect to the Dealer Agreements, Loans, Contracts and Related Security pledged to the Collateral Agent on such date that:
(i)    each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date so delivered; each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contract”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan Contract or Eligible Purchased Loan Contract, as applicable, on the date so delivered;
(ii)    all information with respect to the Dealer Agreements, Purchase Agreements and the Loans and the Contracts and the other Collateral provided to the Collateral Agent or the Deal Agent by the Borrower or the Servicer was true and correct in all material respects as of the date such information was provided to the Collateral Agent or the Deal Agent, as applicable;
(iii)    each Loan and all other Collateral has been pledged to the Collateral Agent free and clear of any Lien of any Person (other than, with respect to the Dealer Loan Contracts, the second priority Lien of the related Dealer therein as set forth in the related Dealer Agreement) and in compliance, in all material respects, with all Applicable Laws;

(iv)    with respect to each Dealer Agreement, Purchase Agreement, Loan, Contract and all other Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower, in connection with the pledge of such Dealer Agreement, Purchase Agreement, Loan, Contract or other Collateral to the Collateral Agent have been duly obtained, effected or given and are in full force and effect;
(v)    Schedules V and IX to this Agreement (and any addendums thereto) are and will be accurate and complete listings of all Loans, Contracts and Dealer Agreements in all material respects on the date each such Loan, Contract or Dealer Agreement was pledged to the Collateral Agent hereunder, and the information contained therein is and will be true and correct in all material respects as of such date;
(vi)    each Contract and Purchased Loan constitutes tangible or electronic chattel paper;
(vii)    and no selection procedure believed by the Borrower to be adverse to the interests of the Secured Parties has been or will be used in selecting the Dealer Agreements, Loans or Contracts; provided that for the avoidance of doubt, during the Revolving Period, Credit Acceptance in its sole discretion may elect to transfer to the Borrower Dealer Loans secured by either Open Pools or Closed Pools.
(b)    Notice of Breach. The representations and warranties set forth in this Section 4.2 shall survive the pledge of the Collateral to the Collateral Agent and the termination of the rights and obligations of the Servicer. Upon discovery by the Borrower, Credit Acceptance, the Servicer (provided that, if SST is Successor Servicer, SST shall only be obligated to inform the other parties to the Agreement of breaches detailed in Section 4.2 of which a Responsible Officer has actual knowledge) or the Collateral Agent of a breach of any of the representations and warranties set forth in this Section 4.2, the party discovering such breach shall give prompt written notice to the other parties of such breach.
Section 4.3.    Representations and Warranties of the Servicer. Credit Acceptance, as Servicer, represents and warrants as follows on the Closing Date, the Effective Date and each Funding Date thereafter until the Collection Date:
(a)    Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party.
(b)    Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by the Servicer.
(d)    Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, each enforceable against the Servicer in accordance with its terms, subject to any defense, if any, arising out of a breach or other action or inaction of a party thereto other than the Servicer or any Affiliate of the Servicer.
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.
(f)    No Proceedings. There is no litigation, proceeding or investigation pending against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that would reasonably be expected to have Material Adverse Effect and is reasonably expected to occur.
(g)    All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained except where the failure to so obtain is not reasonably expected to result in a Material Adverse Effect.
(h)    Reports Accurate. All Monthly Reports and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Deal Agent, the Backup Servicer, the Collateral Agent or the Lender in connection with this Agreement are accurate, true, complete and correct in all material respects as of the date delivered.
(i)    Servicer’s Performance. The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder and under each Transaction Document to which it is a party.

(j)    Compliance With Credit Guidelines and Collection Guidelines. The initial Servicer has, with respect to the Loans and Contracts, complied in all material respects with the Credit Guidelines and the Collection Guidelines.
(k)    OFAC. Credit Acceptance has provided to the Lender, the Deal Agent and the Collateral Agent all information regarding Credit Acceptance, the Borrower and their respective Affiliates and Subsidiaries, as requested by the Deal Agent, necessary for the Lender, the Deal Agent and the Collateral Agent to comply with all applicable OFAC/AML Laws. To the best of Credit Acceptance’s knowledge, neither Credit Acceptance, the Borrower nor any of their respective Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
Section 4.4.    Representations and Warranties of the Backup Servicer. The Backup Servicer represents and warrants as follows:
(a)    Organization and Good Standing. The Backup Servicer has been duly organized, and is validly existing as a corporation and in good standing under the laws of Delaware, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and each Transaction Document to which it is a party.
(b)    Binding Obligation. This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of the Backup Servicer, each enforceable against the Backup Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(c)    Backup Servicing Agreement. The Backup Servicer hereby remakes the representations and warranties made by it under the Backup Servicing Agreement.
Section 4.5.    Breach of Representations and Warranties.
(a)    Payment in respect of an Ineligible Loan or Ineligible Contract. If a Loan or a Contract is an Ineligible Loan or Ineligible Contract, no later than the earlier of (i) knowledge by the Borrower of such Loan or Contract being an Ineligible Loan or Ineligible Contract and (ii) receipt by the Borrower from the Deal Agent, the Collateral Agent or the Servicer (provided that, if SST is Successor Servicer, SST shall only be obligated to inform the other parties to the Agreement of breaches detailed in Section 4.2 of which a Responsible Officer has actual knowledge) of written notice thereof the Borrower shall, by no later than the first Payment Date occurring after the Collection Period during which such discovery or notice thereof occurred, make a payment to the Collection Account in respect of each such Loan or Contract in an amount equal to the related Release Price. On and after the date of such payment, any such Loan or Contract shall for all purposes of this

Agreement be deemed to be an Ineligible Loan or Ineligible Contract. The Borrower shall make a deposit to the Collection Account (for allocation pursuant to Section 2.7) in immediately available funds an amount (the “Release Price”) equal to the sum of (i): in the case of an Ineligible Loan, the product of (x) the Net Loan Balance related to such Loan as of the last day of the related Collection Period and (y) the Net Advance Rate in effect on the date of such payment; and in the case of an Ineligible Contract, the product of (x) the Outstanding Balance related to such Contract as of the last day of the related Collection Period and (y) a ratio the numerator of which is the outstanding Capital as of the date of such payment and the denominator of which is the Outstanding Balance of all Contracts as of the last day of the related Collection Period; (ii) accrued and unpaid Carrying Costs, Breakage Costs, Increased Costs, Indemnified Amounts and Additional Amounts related to such Loan or Contract through the date of such deposit; and (iii) all Hedge Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement. Notwithstanding the foregoing, with respect to any Ineligible Contracts, the Borrower may repurchase the Loans related thereto in lieu of such Ineligible Contracts and deposit into the Collection Account the Release Price of such Loans (as if such Loans were Ineligible Loans). Each Loan or Contract which is subject to a payment in accordance with this Section 4.5(a) shall, upon payment in full of the related Release Price, be released from the lien created pursuant to this Agreement and shall no longer constitute Collateral. The Collateral Agent as agent for the Secured Parties shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans or Contract subject to a payment in accordance with this Section 4.5(a).
(b)    Retransfer of All of the Loans. In the event of a breach of any representation or warranty set forth in Section 4.2 hereof which breach could reasonably be expected to have a Material Adverse Effect, by notice then given in writing to the Borrower, the Deal Agent may direct the Borrower to accept the release by the Collateral Agent of all of the Loans, in which case the Borrower shall be obligated to accept the release of such Loans on a Payment Date specified by the Deal Agent (such date, the “Release Date”); provided, however, that no such release shall be given effect unless Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part and the Borrower has paid all Hedge Costs due with respect to such termination. The Borrower shall deposit in the Collection Account on the Release Date an amount equal to: (A) the Aggregate Unpaids minus (B) the amount, if any, available in the Collection Account and Reserve Account on such Payment Date (the “Retransfer Amount”) for allocation and distribution in accordance with Section 2.7 in respect of such Aggregate Unpaids. On the Release Date, provided that the full Retransfer Amount has been deposited into the Collection Account, the Loans and Related Security related thereto shall be transferred to the Borrower; and the Collateral Agent as agent for the Secured Parties shall, at the sole expense of Credit Acceptance, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by Credit Acceptance on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans.

(c)    Remedy for Breach. The parties hereto agree that the sole remedy for the breach by the Borrower of the representations and warranties set forth in Section 4.2 hereof with respect to the eligibility of a Loan or Contract shall be set forth in this Section 4.5 and Section 6.2(c)(ii).
(d)    Application. Amounts paid in accordance with Section 4.5(a) and (b) shall be distributed on the next succeeding Payment Date in accordance with Section 2.7.
(e)    Notwithstanding anything herein to the contrary, during the Revolving Period, payments required under Section 4.5(a) and (b) shall not be required if the Capital is equal to or less than the Borrowing Base.
ARTICLE V
GENERAL COVENANTS
Section 5.1.    Affirmative Covenants of the Borrower. From the date hereof until the Collection Date:
(a)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans and Dealer Agreements.
(b)    Preservation of Corporate Existence; Conduct of Business. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(c)    Performance and Compliance with Loans, Dealer Agreements and Contracts. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Contribution Agreement) with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements and Contracts in and all other agreements related thereto in all material respects.
(d)    Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.
(e)    Originator Assets. With respect to each Loan acquired by the Borrower, the Borrower will: (i) acquire such Loan pursuant to and in accordance with the terms of the Contribution Agreement; (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Loan, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate; and (iii) take all additional action that the Deal Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.
(f)    Delivery of Collections. Subject to Section 2.9(d) hereof, the Borrower will deposit to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Borrower in respect of the Loans or the Contracts.
(g)    Separate Corporate Existence. The Borrower shall be in compliance with the requirements set forth in Section 5.2(o).
(h)    Credit Guidelines and Collection Guidelines. The Borrower will comply in all material respects with the Credit Guidelines and the Collection Guidelines with respect to each Loan and Contract.
(i)    Taxes. The Borrower will file all Tax returns, that are required to be filed by it, and pay any and all Taxes (other than any amount of Tax the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).
(j)    Use of Proceeds. The Borrower will use the proceeds of the Funding only to acquire Loans and related Collateral from the Originator pursuant to the Contribution Agreement or, subject to Section 5.2(f), to make distributions to Credit Acceptance in respect of its equity interest in the Borrower.
(k)    Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Deal Agent and the Lender the following information:
(i)    [Reserved];
(ii)    Annual Reporting. Within 120 days after the close of the Borrower’s and Credit Acceptance’s fiscal years, (A) audited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Deal Agent, and prepared in accordance with GAAP and any management letter prepared by said accountants and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of such period and related statements of operations, prepared as presented within the audited consolidated financial statements of Credit Acceptance and all of its Subsidiaries;
(iii)    Quarterly Reporting. Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower’s and Credit Acceptance’s fiscal years, (A)

unaudited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, including the consolidated balance sheets as of the end of each such period and consolidated related statements of operations and cash flows for the period from the beginning of such fiscal year to the end of such quarter, prepared in accordance with GAAP and certified by its chief financial officer or treasurer as true, accurate and complete in all material respects and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of each such period and related statement of operations for the period from the beginning of such fiscal year to the end of such quarter, prepared as presented within the unaudited consolidated financial statements of Credit Acceptance and all of its Subsidiaries and certified by its chief financial officer or treasurer as true, accurate and complete in all material respects;
(iv)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Borrower’s or Credit Acceptance’s, as applicable, chief financial officer or treasurer stating that (A) the attached consolidated financial statements of Credit Acceptance and all of its Subsidiaries have been prepared in accordance with GAAP and accurately reflect the financial condition of Credit Acceptance, (B) the attached financial statements of the Borrower have been prepared as presented within the consolidated financial statements of Credit Acceptance and all of its Subsidiaries and accurately reflect the financial condition of the Borrower, and (C) to the best of such Person’s knowledge, no Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event exists, or if any Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event exists, stating the nature and status thereof;
(v)    Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Borrower or Credit Acceptance, copies of all financial statements, reports and proxy statements so furnished, to the extent such information has not been provided pursuant to another clause of this Section 5.1(k);
(vi)    S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Credit Acceptance or any subsidiary files with the Securities and Exchange Commission;
(vii)    Notice of Servicer Termination Events, Potential Servicer Termination Events, Termination Events or Unmatured Termination Events. As soon as possible and in any event within two (2) days after the occurrence of each Servicer Termination Event, Potential Servicer Termination Event, Termination Event or each Unmatured Termination Event, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event and the action which the Borrower proposes to take with respect thereto;
(viii)    Change in Credit Guidelines or Collection Guidelines. Prior to the date of the effectiveness of any material change in or amendment to the Credit Guidelines or Collection Guidelines (which shall be in accordance with the terms of this Agreement), a notice describing such change or amendment.

(ix)    Credit Guidelines and Collection Guidelines. On the Closing Date, a complete copy of the Credit Guidelines and Collection Guidelines then in effect;
(x)    ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Borrower, Credit Acceptance or any ERISA Affiliate of the Borrower or Credit Acceptance files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower, Credit Acceptance or any ERISA Affiliates of the Borrower or Credit Acceptance receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;
(xi)    Proceedings. As soon as possible and in any event within two (2) Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy litigation, action, suit or proceeding (in each case, of a material nature), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Affiliates;
(xii)    Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect; and
(xiii)    Other Information. Such other information, documents, records or reports (including non-financial information) as the Deal Agent or the Collateral Agent may from time to time reasonably request with respect to Credit Acceptance, the Borrower, the Servicer or any Subsidiary of any of the foregoing.
(l)    Compliance with Applicable Law. The Borrower shall duly satisfy in all material respects its obligations under or in connection with any Loan and Contract, will maintain in effect all material qualifications required under all Applicable Law, and will comply in all material respects with all other Applicable Law in connection with each Loan and Contract the failure to comply with which would have a material adverse effect on the interests of the Secured Parties in the Collateral.
(m)    Furnishing of Information and Inspection of Records. The Borrower will furnish to the Deal Agent, the Backup Servicer and the Collateral Agent, from time to time, such information with respect to the Loans and Contracts as may be reasonably requested, including, without limitation, a computer file, microfiche list or other list identifying each Loan and Contract by pool number, account number and dealer number and identifying the Obligor on such Loan or Contract. The Borrower will, at any time and from time to time during regular business hours, upon reasonable notice, permit the Deal Agent, the Backup Servicer and the Collateral Agent, or its agents or representatives, to examine and make copies of and abstracts from all Records, to visit the offices and properties of the Borrower for the purpose of examining such Records, and to discuss matters relating to the Loans or Contracts or the Borrower’s performance hereunder and under the other

Transaction Documents with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters; provided, however, that the Deal Agent and the Collateral Agent each acknowledges that in exercising the rights and privileges conferred in this Section 5.1(m) it or its agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Borrower has a proprietary interest. The Deal Agent and the Collateral Agent each agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall retain in strict confidence and shall use its reasonable efforts to ensure that its agents and representatives retain in strict confidence, and will not disclose without the prior written consent of the Borrower, any such information, practices, books, correspondence and records furnished to them except that it may disclose such information: (i) to its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives (provided that such Persons are informed of the confidential nature of such information); (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Deal Agent, the Collateral Agent or its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives; (iii) to the extent such information was available to the Deal Agent or the Collateral Agent on a non-confidential basis prior to its disclosure hereunder; (iv) to the extent the Deal Agent or the Collateral Agent should be (A) required under the Transaction Documents or in connection with any legal or regulatory proceeding or (B) requested by any bank regulatory authority to disclose such information; or (v) to the Lender or prospective assignee; provided, that the relevant party shall notify such assignee of the confidentiality provisions of this Section 5.1(m).
(n)    Keeping of Records and Books of Account. The Borrower will maintain and implement or cause to be maintained and implemented administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain, or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all amounts due under the Loans and Contracts (including, without limitation, records adequate to permit adjustments to amounts due under each existing Loan and Contract). The Borrower will give the Deal Agent notice of any material change in the administrative and operating procedures of the Borrower referred to in the previous sentence.
(o)    Notice of Liens. The Borrower will advise the Deal Agent and the Collateral Agent promptly, in reasonable detail of: (i) any Lien asserted by a Person against any of the Loans or Contracts or other Collateral; (ii) any breach by the Borrower, the Originator or the Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) of the occurrence of any other event which has had or is reasonably expected to have a Material Adverse Effect.
(p)    Protection of Interest in Collateral. The Borrower shall file such continuation statements and any other documents reasonably requested by the Collateral Agent, the Deal Agent or the Lender or which may be required by law to fully preserve and protect the interest of the Collateral Agent and the Secured Parties in and to the Loans, the Contracts and the other Collateral.

(q)    Contribution Agreement. The Borrower will at all times enforce the covenants and agreements of Credit Acceptance in the Contribution Agreement (including, without limitation, the rights and remedies against the Dealers).
(r)    Notice of Delegation of Servicer’s Duties. The Borrower promptly shall notify the Collateral Agent and the Deal Agent of any delegation by the Servicer of any of the Servicer’s duties under this Agreement which is not in the ordinary course of business of the Servicer.
(s)    Organizational Documents. The Borrower shall only amend, alter, change or repeal its Certificate of Formation with the prior written consent of the Deal Agent.
(t)    Compliance with OFAC/AML Laws    .
(i)    The Borrower shall provide the Lender, the Deal Agent and the Collateral Agent, as the reasonable request of the Deal Agent, with any information regarding the Borrower, its Affiliates, and its Subsidiaries (if any) necessary for the Lender, the Deal Agent and the Collateral Agent to comply with all applicable OFAC/AML Laws; subject however, in the case of Affiliates, to the Borrower’s ability to provide such information applicable to them, and provided that the Borrower and its Affiliates are not prohibited from providing such information by the Applicable Laws.
(ii)    If the Borrower obtains actual knowledge or receives any written notice that the Borrower, Credit Acceptance or any of their respective Affiliates or Subsidiaries is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly give written notice to the Lender, the Deal Agent and the Collateral Agent of such OFAC Event,
Section 5.2.    Negative Covenants of the Borrower. From the date hereof until the Collection Date:
(a)    Other Business. Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) incur any indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents; or (iii) form any Subsidiary or make any Investments in any other Person.
(b)    Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Closing Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.
(c)    Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on any Loan, Contract, Related Security or any other Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Deal Agent of the existence of any Lien on any Loan, Contract, Related Security or any other Collateral and the Borrower shall defend the right, title and interest of the Deal Agent and

Collateral Agent as agent for the Secured Parties in, to and under the Loans, Contracts, Related Security and other Collateral, against all claims of third parties.
(d)    Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Loan, Contracts, Related Security or other Collateral or any interest therein (other than pursuant to and in accordance with the Transaction Documents).
(e)    [Reserved.]
(f)    Distributions. The Borrower shall not directly or indirectly, make any distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, except that so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its members.
(g)    Change of Name or Location; Change of Location of Records Files. The Borrower shall not (x) change its name or state of organization, (y) move the location of its principal place of business or chief executive office or the offices where it keeps the Records from the location referred to in Sections 4.2 and 14.2 or (z) move, or consent to the Custodian or Servicer moving, the Records/Contract Files from the location thereof on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Deal Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).
(h)    Accounting of the Contribution Agreement. The Borrower will not account for or treat (whether in financial statements or otherwise) the transaction contemplated by the Contribution Agreement in any manner other than as a contribution, or absolute assignment, of the Loans and related assets by the Originator to the Borrower.
(i)    ERISA Matters. The Borrower will not: (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j)    Certificate of Incorporation; Contribution Agreement. The Borrower will not (without the prior written consent of the Deal Agent) amend, modify, waive or terminate any provision of its Certificate of Formation, the Contribution Agreement or any other Transaction Document. The Borrower will not take any action under the Contribution Agreement which would have a Material Adverse Effect.
(k)    Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit Servicer to make any change, in its instructions to Obligors regarding where payments in respect of Contracts are to be made to Borrower or Servicer, unless the Deal Agent shall have consented to such change in writing and has received duly executed copies of all documentation related thereto.
(l)    Extension or Amendment. The Borrower will not, except as otherwise permitted hereunder or by law, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Dealer Agreement, Loan or Contract; provided, however, the Dealer Agreements may be amended in connection with the closing of or opening of a pool.
(m)    Credit Guidelines or Collection Guidelines. The Borrower will not permit the amendment, modification, restatement or replacement, in whole or in part, of the Credit Guidelines or Collection Guidelines, which change would materially impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Deal Agent, Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.
(n)    No Assignments. The Borrower will not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of its rights, obligations or duties under this Agreement or any other Transaction Document without the prior written consent of the Deal Agent.
(o)    Special Purpose Entity. The Borrower has not and shall not:
(i)    engage in any business or activity other than the purchase and receipt of Loans and related assets from the Originator under the Contribution Agreement, the pledge of Loans and related assets under the Transaction Documents and such other activities as are incidental thereto;
(ii)    acquire or own any material assets other than (A) the Loans and related assets from the Originator under the Contribution Agreement and (B) incidental property as may be necessary for the operation of the Borrower;
(iii)    merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Deal Agent’s consent;
(iv)    fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Deal Agent, amend, modify, terminate, fail to comply with the provisions of its Certificate of Incorporation, or fail to observe corporate formalities;
(v)    own any subsidiary or make any investment in any Person without the consent of the Deal Agent;
(vi)    commingle its assets or funds with the assets or funds of any of its Affiliates, or of any other Person, except for (A) Dealer Collections, (B) erroneous deposits or (C) prior to the identification and separation of such funds or assets by the Servicer in accordance with the Servicer’s normal and customary business practices;
(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Lender hereunder or in conjunction with a repayment of Aggregate Unpaids owed to the Lender and (B) trade payables in the ordinary course of its business and in an amount not to exceed $12,300 at any one time outstanding, provided that such debt is not evidenced by a note and is paid when due;
(viii)    become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;
(ix)    fail to maintain its records, books of account and bank accounts separate and apart from those of its principal and Affiliates, and any other Person;
(x)    enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or Affiliates;
(xi)    seek its dissolution or winding up in whole or in part;
(xii)    fail to correct any known misunderstandings regarding the separate identity of Borrower or Affiliate thereof or any other Person;
(xiii)    guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;
(xiv)    make any loan or advances to any third party, including Affiliate, or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);
(xv)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its Affiliates);

(xvi)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xvii)    file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;
(xviii)    share any common logo with or hold itself out as or be considered as a department or division of (A) any of its Affiliates or (B) any other Person;
(xix)    permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower;
(xx)    fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person;
(xxi)    fail to pay its own liabilities and expenses only out of its own funds;
(xxii)    fail to pay the salaries of its own employees in light of its contemplated business operations;
(xxiii)    acquire the obligations or securities of its Affiliates or stockholders;
(xxiv)    fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxv)    to the extent it has invoices or checks, fail to use separate invoices or checks bearing its own name;
(xxvi)    pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Lender hereunder;
(xxvii)fail at any time to have at least two (2) independent directors (each, an “Independent Director”) on its board of directors, each of which is a natural person who (A) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, Credit Acceptance or any of their respective Affiliates (other than his or her service as an Independent Director thereof); (ii) a supplier of the Borrower, Credit Acceptance or any of their respective Affiliates (other than his or her service as an Independent Director thereof); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities;
(xxviii)     fail to provide that the unanimous consent of all directors (including the consent of the Independent Directors) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any action in furtherance of any of the foregoing; and
(xxix) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Skadden, Arps, Slate, Meagher & Flom LLP, delivered on the Closing Date, upon which the conclusions expressed therein are based.
Section 5.3.    Covenant of the Borrower Relating to the Hedging Agreement. At all times during, on and after the Initial Funding until the Collection Date, an Eligible Hedging Agreement shall be in place. In addition, the Borrower hereby covenants and agrees that on or before the Effective Date it shall cause the aggregate notional amount of all Eligible Hedging Transactions to at all times at least equal 75% of the Facility Limit at such time.
Section 5.4.    Affirmative Covenants of the Servicer. From the date hereof until the Collection Date:
(a)    Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Loans and the Dealer Agreements or any part thereof.
(b)    Preservation of Existence. The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(c)    Obligations and Compliance with Loans and Contracts. Credit Acceptance will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan and each Contract and will do nothing to impair the rights of the Collateral Agent as agent for the Secured Parties or of the Secured Parties in, to and under the Collateral.

(d)    Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.
(e)    Preservation of Security Interest. Credit Acceptance will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Collateral Agent as agent for the Secured Parties in, to and under the Collateral. In its capacity as Custodian, it will maintain possession of the Contract Files and Records, as Custodian for the Secured Parties, as set forth in Section 6.2(c).
(f)    Credit Guidelines and Collection Guidelines. (i) Credit Acceptance will (a) comply in all material respects with the Credit Guidelines and Collection Guidelines in regard to each Loan and Contract, and (b) furnish to the Deal Agent quarterly, prompt notice of any material change in the Credit Guidelines and Collection Guidelines and will deliver a copy of such changes to the Deal Agent, quarterly.
(ii)    Credit Acceptance will not agree to or otherwise permit to occur any material change in the Credit Guidelines and Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or remedies of the Deal Agent, the Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.
(g)    Amortization Events, Servicer Termination Events and Termination Events. The Servicer will furnish to the Deal Agent, as soon as possible and in any event within two (2) Business Days after the occurrence of each Amortization Event, each Termination Event, each Unmatured Termination Event, each Servicer Termination Event and Potential Servicer Termination Event, a written statement of the chief financial officer or treasurer (or if the Backup Servicer has become the Servicer, only to the extent a Responsible Officer has actual knowledge of such event) of the Servicer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.
(h)    Other. The Servicer will furnish to the Deal Agent or the Collateral Agent, as applicable, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of Borrower or the Servicer as the Deal Agent or the Collateral Agent may from time to time reasonably request in connection with the interests of the Collateral Agent or the Secured Parties under or as contemplated by this Agreement and the other Transaction Documents.
(i)    Losses, Etc. In any suit, proceeding or action brought by the Deal Agent, the Collateral Agent or any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep the Deal Agent, the Collateral Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under a Loan or Contract, arising out of a breach by Credit Acceptance of any obligation under the related Loan or Contract or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from Credit Acceptance, and all such obligations of Credit Acceptance shall be and remain enforceable against and only against Credit Acceptance and shall not be enforceable against the Deal Agent, the Collateral Agent or any Secured Party.
(j)    Notice of Liens Credit Acceptance shall advise the Collateral Agent and the Deal Agent promptly, in reasonable detail of: (i) any Lien asserted or claim made against any portion of the Collateral; (ii) the occurrence of any breach by Credit Acceptance of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) the occurrence of any other event which has had or could be reasonably expected to have a Material Adverse Effect.
(k)    Realization on Loans or Contracts. In the event that the Servicer realizes upon any Loan or Contract, the methods utilized by the Servicer to realize upon such Loan or Contract or otherwise enforce any provisions of such Loan or Contract will not subject the Servicer, the Borrower, any Secured Party, the Deal Agent or the Collateral Agent to liability under any federal, state or local law, and that such enforcement by the Servicer will be conducted in accordance with the provisions of the Credit Guidelines (not in the case of SST if SST is Successor Servicer), the Collection Guidelines, Applicable Law and, in the case of Credit Acceptance, this Agreement, and in the case of the Backup Servicer if it has become the Servicer, the Backup Servicing Agreement.
(l)    Backup Servicing Agreement. The Servicer shall provide the Backup Servicer with all information, data and reports as required by the terms of the Backup Servicing Agreement.
(m)    Change in Debt Rating. Within five (5) days after the date of any change in the Borrower’s or Credit Acceptance’s public or private debt ratings, if any, a written certification of the Borrower’s or Credit Acceptance’s public and private debt ratings after giving effect to any such change.
(n)    Monthly Reports. Not later than the Determination Date preceding each Payment Date, the Servicer will furnish to the Deal Agent and the Backup Servicer a Monthly Report relating to the immediately preceding Collection Period.
(o)    Compliance with OFAC/AML Laws.
(i)    The Servicer shall provide the Lender, the Deal Agent and the Collateral Agent, at the reasonable request of the Deal Agent, with any information regarding the Servicer, its Affiliates, and its Subsidiaries (if any) necessary for the Lender, the Deal Agent and the Collateral Agent to comply with all applicable OFAC/AML Laws; subject however, in the case of Affiliates, to the Servicer’s ability to provide such information applicable to them, and provided that the Servicer and its Affiliates are not prohibited from providing such information by the Applicable Law.
(ii)    If the Servicer obtains actual knowledge or receives any written notice that an OFAC Event has occurred, the Servicer shall promptly give written notice to the Lender, the Deal Agent and the Collateral Agent of such OFAC Event.

Section 5.5.    Negative Covenants of the Servicer. From the date hereof until the Collection Date.
(a)    Mergers, Acquisition, Sales, etc. Credit Acceptance will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless Credit Acceptance is the surviving entity and unless:
(i)    Either (A) each Person merged into Credit Acceptance was a wholly-owned subsidiary of Credit Acceptance at all times after the date hereof and prior to the merger, or (B) Credit Acceptance has delivered to the Deal Agent and the Backup Servicer an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to Credit Acceptance and such other matters as the Deal Agent may reasonably request;
(ii)    Credit Acceptance shall have delivered notice of such consolidation, merger, conveyance or transfer to the Deal Agent;
(iii)    after giving effect thereto, no Termination Event, Unmatured Termination Event or Servicer Termination Event or event that with notice or lapse of time, or both, would constitute a Servicer Termination Event shall have occurred.
(b)    Change of Name or Location; Change of Location of Records. Credit Acceptance shall not (x) change its name or its state of organization, (y) move the location of its principal place of business or chief executive office or the offices where it keeps records concerning the Loans from the location referred to in Sections 4.2 and 14.2 or (z) move, or consent to the Custodian moving, the Records from the location thereof on the Closing Date, unless Credit Acceptance has given at least thirty (30) days’ written notice to the Deal Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent as agent for the Secured Parties in the Collateral; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).
(c)    Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding where payments in respect of Contracts are to be made, unless the Deal Agent has consented to such change and has received duly executed documentation related thereto.
(d)    [Reserved].
(e)    No Instruments. The Servicer shall take no action to cause any Loan to be evidenced by any instrument (as defined in the UCC as in effect in the Relevant UCC).

(f)    No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on the Collateral or any interest therein; the Servicer will notify the Collateral Agent and the Deal Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof. Credit Acceptance shall defend the right, title and interest of the Collateral Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under Credit Acceptance.
(g)    Information. The Servicer shall, within five (5) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Borrower, the Deal Agent or the Collateral Agent might have with respect to the administration of the Loans.
(h)    Consent. The Servicer will promptly advise the Borrower, the Backup Servicer, the Deal Agent and the Collateral Agent of any inquiry received from an Obligor which requires the consent of the Borrower, the Deal Agent or the Collateral Agent.
(i)    Credit Guidelines and Collection Guidelines. The Servicer will not amend, modify, restate or replace in any material way the Credit Guidelines (not in the case of SST if SST is Successor Servicer) or the Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Deal Agent, Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.
(j)    Electronic Contracts. Credit Acceptance will not transfer to the Borrower any Purchased Loan Contract constituting electronic chattel paper or any Dealer Loan secured by a Dealer Loan Contract constituting electronic chattel paper, in either case, unless and until all of the following conditions precedent have been satisfied: (i) Credit Acceptance shall have delivered to the Deal Agent at least 10 days prior written notice of first such transfer, (ii) prior to the first such transfer, Credit Acceptance shall have delivered or caused to be delivered to the Collateral Agent, the Deal Agent and the Lender an Opinion of Counsel in form and substance acceptable to the Deal Agent in its sole discretion (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specific procedures are followed by Credit Acceptance, Credit Acceptance’s security interest (as defined in the UCC) in the Contracts constituting electronic chattel paper will be perfected by “control” and (iii) Credit Acceptance shall have "control" of such electronic chattel paper within the meaning of Section 9-105 of the UCC.
Section 5.6.    Negative Covenants of the Backup Servicer. From the date hereof until the Collection Date.
(a)    No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to the Backup Servicer Fee without the prior written approval of the Deal Agent.
ARTICLE VI
ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1.    Servicing.
(a)    The Borrower, the Deal Agent and the Collateral Agent hereby revocably appoint Credit Acceptance as servicer hereunder and Credit Acceptance hereby accepts such appointment and agrees to manage, collect and administer each of the Loans and Contracts as Servicer. In the event of a Servicer Termination Event, the Deal Agent shall have the right to terminate Credit Acceptance as servicer hereunder. Upon termination of Credit Acceptance as servicer of the Loans pursuant to Section 6.11 hereof, the Deal Agent shall have the right to appoint a Successor Servicer and enter into a servicing agreement with such Successor Servicer at such time and exercise all of its rights under Section 6.3 hereof. Such servicing agreement shall specify the duties and obligations of such Successor Servicer, and all references herein to the Servicer shall be deemed to refer to such Successor Servicer.
(b)    The Borrower shall cause the Servicer to deposit all Collections to the Collection Account no later than two Business Days after receipt (if SST is Successor Servicer, within one (1) Business Day with respect to cleared funds, and in all other cases within three (3) Business Days of receipt). The Servicer agrees to deposit all Collections to the Collection Account no later than two (2) Business Days after receipt (if SST is Successor Servicer, within one (1) Business Day with respect to cleared funds, and in all other cases within three (3) Business Days of receipt).
(c)    On or before 120 days after the end of each fiscal year of Credit Acceptance, beginning with the fiscal year ending December 31, 2014, Credit Acceptance shall cause a firm of nationally recognized independent public accountants acceptable to the Deal agent (who may also render other services to Credit Acceptance or the Borrower) to furnish a report to the Collateral Agent, the Deal Agent and the Secured Parties to the effect that they have (i) compared the information contained in the Monthly Reports delivered during such fiscal year, based on a sample size provided by the Collateral Agent, with the information contained in the Loans, the Contracts and Credit Acceptance’s records and computer systems for such period, and that, on the basis of such agreed upon procedures, such firm is of the opinion that the information contained in the Monthly Reports reconciles with the information contained in the Loans and the Contracts and Credit Acceptance’s records and computer system and that the servicing of the Loans and the Contracts has been conducted in compliance with this Agreement and (ii) verified the Aggregate Outstanding Eligible Loan Balance as of the end of each Collection Period during such fiscal year, except, in each case for (A) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (B) such other exceptions as shall be set forth in such statement.
Section 6.2.    Duties of the Servicer and Custodian.
(a)    The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Collection Guidelines and Credit Guidelines, it being understood that there shall be no recourse to the Servicer (in its capacity as such) with regard to the Loans and Contracts except as otherwise provided herein and in the other Transaction Documents. In performing its duties as Servicer, the Servicer shall use the same degree of care and attention it employs with respect to similar contracts and loans which it services for itself or others. Each of the Borrower, the Deal Agent, the

Collateral Agent and the Secured Parties hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.1 hereof, to enforce its respective rights and interests in and under the Collateral. The Servicer shall hold in trust for the Secured Parties all Records and any amounts it receives in respect of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall deliver to the Successor Servicer and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.
(b)    The Servicer, if other than Credit Acceptance, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or a Contract.
(c)    (i)    The Borrower, Deal Agent and Collateral Agent hereby revocably appoint Credit Acceptance as custodian (or if there has been a Successor Servicer appointed hereunder then such Successor Servicer shall act as custodian), and Credit Acceptance (or the Successor Servicer, if applicable) hereby accepts such appointment, to hold and maintain physical possession of the Contract Files and all Records (or with respect to any Contract constituting electronic chattel paper, to maintain "control" (for UCC purposes) of the Authoritative Electronic Copy thereof) (in such capacity together with its successors in such capacity, the “Custodian”). The Contract Files and Records are to be delivered to the Custodian or its designated bailee by or on behalf of the Borrower, the Deal Agent and Collateral Agent within two (2) Business Days preceding the Funding Date or within 2 Business Days after each Addition Date, as the case may be, with respect to each Loan acquired on the Funding Date or Addition Date.
(ii)    The Custodian shall within 180 days after the Closing Date or Funding Date, as applicable, review 100% of the Contract Files to verify the presence of the original retail installment contract and security agreement and/or installment loans with respect to each Contract, provided, however, that the Certificate of Title or other evidence of lien with respect to a Contract need not be verified. If the number of Contracts for which any of the foregoing documents have not been delivered to the Custodian within 180 days of the Closing Date or relevant Funding Date, as the case may be, or corrected (each such Contract, a “Nonconforming Contract”), exceeds 2% of the aggregate number of Contract Files required to be reviewed pursuant to this Section 6.2(c)(ii), the Borrower shall make a deposit to the Reserve Account only with respect to the excess number of Nonconforming Contracts, in an amount equal to the related Nonconforming Contract Payment Amount. Once per month, the amount on deposit in the Reserve Account in respect of Nonconforming Contracts shall be adjusted to account for increases or decreases in the excess number of Nonconforming Contracts and for changes in the Outstanding Balance of such Nonconforming Contracts. The Borrower shall, in the case of an increase, promptly deposit to the Reserve Account the amount of any such increase. In the case of a decrease, the amount of any such decrease shall be deemed to be part of the Excess Reserve Amount. During the Revolving Period, payments required under this Section 6.2(c)(ii) shall not be required if the Capital is equal to or less than the Borrowing Base by the amount of the payment that would otherwise be required to be made by this clause.
(iii)    The Custodian agrees to maintain the Contract Files and Records which are delivered to it at the offices of the Custodian as shall from time to time be identified to the

Deal Agent by written notice. Subject to the foregoing, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.
(iv)    The Custodian shall have the following powers and perform the following duties:
(A)    hold the Contract Files and Records for the benefit of the Secured Parties and maintain a current inventory thereof; and
(B)    carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Contract Files and Records so that the integrity and physical possession of the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, the integrity and "control" (for UCC purposes) of the Authoritative Electronic Copy thereof) will be maintained.
In performing its duties as custodian, the Custodian agrees to act with reasonable care, using that degree of skill and care that it exercises with respect to similar Contracts or Loans owned or held by it for its own account or for any other Person.
(v)    Credit Acceptance shall have the obligation (i) to physically segregate the Contract Files (to the extent held in physical form) from the other custodial files it is holding for its own account or on behalf of any other Person, (ii) to physically mark the Contract folders (to the extent held in physical form) to demonstrate the transfer of Contract Files and the Collateral Agent’s security interest hereunder, (iii) mark its computer records indicating the transfer of any Contract Files relating to Contracts constituting electronic chattel paper and the Collateral Agent’s security interest hereunder and (iv) with respect to each Contract constituting electronic chattel paper, cause the single “authoritative copy” (within the meaning of Section 9-105 of the UCC) to be communicated to and maintained at all times by Credit Acceptance such that the “authoritative copy” constitutes an Authoritative Electronic Copy at all times.
(d)    (i)    If (A) an Unsatisfactory Audit occurs or (B) a Termination Event, Unmatured Termination Event, Servicer Termination Event or a Potential Servicer Termination Event occurs, the Deal Agent shall have the right to terminate Credit Acceptance as the Custodian hereunder and the Deal Agent shall have the right to appoint a successor Custodian hereunder who shall assume all the rights and obligations of the “Custodian” hereunder. On the effective date of the termination of Credit Acceptance as Servicer, Credit Acceptance shall be released of all of its obligations as Custodian arising on or after such date. The Contract Files and Records shall be delivered by Credit Acceptance to the successor Custodian, on or before the date which is two (2) Business Days prior to such date.
(ii)    Upon the occurrence of a Servicer Termination Event, Potential Servicer Termination Event, Termination Event or Unmatured Termination Event, the Servicer and the

Borrower shall, at the request of the Deal Agent, in the Deal Agent’s sole discretion, take all steps necessary to cause the Certificate of Title or other evidence of ownership of each Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Parties as lienholder. Any costs associated with such revision of the Certificate of Title shall be paid by Credit Acceptance, and to the extent such costs are not paid by Credit Acceptance such unpaid costs shall be recovered as Servicer Expenses as described in Section 2.7 hereof. In no event shall the Collateral Agent be required to expend funds in connection with this Section 6.2(d).
(iii)    The Custodian shall provide to the Deal Agent access to the Contract Files and Records and all other documentation regarding the Contracts, Dealer Agreement and the Loans and the related Financed Vehicles in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations to review such documentation, such access being afforded without charge.
(e)    From time to time during normal business hours, at the expense of the Servicer (provided that the Deal Agent may review the Successor Servicer’s collection and administration of the Loans, Dealer Agreements and Contracts two times per calendar year, at the expense of the party requesting such review, with prior written notice and without undue disruption of the Successor Servicer’s business before the occurrence of a Servicer Termination Event at a time after the Assumption Date, and the Deal Agent and may conduct such review, with prior written notice but otherwise without limitation, at the Successor Servicer’s expense if the Servicer Termination Event is due to the actions of the current Successor Servicer and otherwise at the expense of the party requesting such review, after the occurrence of a Servicer Termination Event at a time after the Assumption Date) (but at the Servicer’s expense not more than twice during any calendar year), the Deal Agent and may review the Servicer’s collection and administration of the Loans, Dealer Agreements and Contracts in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and at the Servicer’s (provided that the Deal Agent and may review the Successor Servicer’s collection and administration of the Loans, Dealer Agreements and Contracts two times per calendar year, at the expense of the party requesting such review, with prior written notice and without undue disruption of the Successor Servicer’s business before the occurrence of a Servicer Termination Event at a time after the Assumption Date, and the Deal Agent may conduct such review, with prior written notice but otherwise without limitation, at the Successor Servicer’s expense if the Servicer Termination Event is due to the actions of the current Successor Servicer and otherwise at the expense of the party requesting such review, after the occurrence of a Servicer Termination Event at a time after the Assumption Date) expense may conduct an audit (but not more than two such audits during any calendar year except as described in the next sentence) of the Loans, Dealer Agreements and Contracts and Contract Files in conjunction with such a review. On and after the occurrence of a Termination Event or Servicer Termination Event, the Deal Agent may conduct such reviews and audits without limitation, at the Servicer’s expense.
Section 6.3.    Rights After Designation of Successor Servicer. At any time following the designation of a Successor Servicer pursuant to Section 6.12(a):

(i)    The Collateral Agent may intercept payments made by or on behalf of Obligors and direct that payment of all amounts payable under any Loan or Contract be made directly to the Collateral Agent or its designee; provided, that the Collateral Agent shall pay to any Dealer, to the extent to which such Dealer is entitled, all related Dealer Collections.
(ii)    The Borrower shall, at the Collateral Agent’s request and at the Borrower’s expense, give notice of the Collateral Agent’s interest in the Loans and Contracts to each Obligor and direct that payments be made directly to the Collateral Agent or its designee.
(iii)    The Borrower and Credit Acceptance shall, at the Collateral Agent’s request, (A) assemble all of the records relating to the Collateral, including all Records with respect to the Loans and Contracts, and shall make the same available to the Collateral Agent at a place selected by the Collateral Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Collateral Agent and shall, promptly upon receipt but in any event within two (2) Business Days, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Collateral Agent or its designee.
(iv)    The Borrower and Credit Acceptance hereby authorize the Collateral Agent to take any and all steps in the Borrower’s or the Servicer’s name and on behalf of the Borrower and the Servicer necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Loans and Contracts.
Section 6.4.    Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans and Contracts to the same extent as if a security interest in such Loans and Contracts had not been granted hereunder and the exercise by the Collateral Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Loans or Contracts and their creation and satisfaction. Neither the Collateral Agent, the Deal Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.
Section 6.5.    Reports.
(a)    Monthly Report. On each Determination Date, the Servicer shall deliver to the Deal Agent, the Backup Servicer and the Collateral Agent a report in substantially the form of Exhibit C attached hereto (the “Monthly Report”) for the related Collection Period (provided that, if SST is Successor Servicer, SST shall only be responsible to the extent it has received sufficient assistance from the Borrower). The Deal Agent shall provide to the Borrower, the Servicer and the Backup Servicer by the third Business Day prior to each Payment Date, information relating to the amount of each obligation which comprises Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts for such Collection Period. The Monthly Report shall specify whether an Amortization Event, Servicer Termination Event, Potential Servicer Termination Event, Termination

Event or Unmatured Termination Event has occurred with respect to the Collection Period preceding such Determination Date. Upon receipt of the Monthly Report, the Deal Agent and the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purposes of making distributions and allocations as provided for herein. Each Monthly Report shall be certified by a Responsible Officer of the Servicer.
(b)    Credit Agreement. Credit Acceptance shall deliver to the Deal Agent all reports or certificates required to be delivered under Section 7.3 of the Credit Agreement at the times set forth therein.
(c)    Financial Statements. Credit Acceptance will submit to the Deal Agent, the Collateral Agent and the Backup Servicer, within 60 days of the end of each of its fiscal quarters, commencing September 30, 2014 unaudited consolidated financial statements as of the end of each such fiscal quarter. Credit Acceptance will submit to the Deal Agent and the Collateral Agent, within 120 days of the end of each of its fiscal years, commencing with the fiscal year ending December 31, 2014 audited consolidated financial statements as of the end of each such fiscal year. Credit Acceptance will submit to the Deal Agent, the Collateral Agent and the Backup Servicer an analysis of the static pool performance of Credit Acceptance for each fiscal quarter within 60 days of the end of such fiscal quarter.
(d)    Annual Statement as to Compliance. The Servicer will provide to the Deal Agent and the Collateral Agent, within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2014, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year (or in the case of a Successor Servicer which has been Servicer for less than one year, for so long as such Successor Servicer has been Servicer) and no Servicer Termination Event or potential Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event or potential Servicer Termination Event occurred during such year and no notice thereof has been given to the Deal Agent and the Collateral Agent, specifying such Servicer Termination Event or potential Servicer Termination Event and the steps taken to remedy such event) (it being understood and agreed that the provision of any such notice shall in no event constitute or be deemed to constitute a waiver thereof for any purpose of this Agreement or any other Transaction Document).
(e)    Forecasted Collections. On the last day of each fiscal quarter of the Borrower, Credit Acceptance will submit to the Deal Agent a report setting forth the Forecasted Collections as of the most recent month end in respect of all Loans which are part of the Collateral, if no Forecasted Collections was otherwise submitted to the Deal Agent during such fiscal quarter.
Section 6.6.    Additional Representations and Warranties of Credit Acceptance as Servicer. Credit Acceptance, in its capacity as Servicer, represents and warrants to the Collateral Agent, the Deal Agent and the Backup Servicer as of the Closing Date, the Effective Date and each day thereafter until the Collection Date, that the only material servicing computer systems and related software utilized by Credit Acceptance to service the Loans and Contracts are: (i) provided by Ontario Systems Corporation under an agreement (and related nonexclusive license) and related letter agreements dated May 18, 2001, as amended from time to time, and (ii) the “loan servicing system” software developed by Credit Acceptance, which is owned by Credit Acceptance. Should Credit Acceptance or any of its Affiliates develop or implement computer software for servicing that is owned by or exclusively licensed to Credit Acceptance or an Affiliate and utilize such software in the servicing of the Loans and Contracts, the Collateral Agent shall be entitled to compel a license or sublicense for the benefit of the Collateral Agent or its designee of any such rights to the extent the Collateral Agent deems reasonably necessary and appropriate to assure that it or a duly appointed Successor Servicer would be able to continue to service the Loans and Contracts should that be required in accordance with the terms hereof.
Section 6.7.    Establishment of the Accounts.
(a)    Establishment of the Collection Account and Reserve Account. The initial Servicer shall cause to be established, on or before the Closing Date, and maintained in the name of the Collateral Agent as agent for the Secured Parties (and at the expense of the Borrower), with an office or branch of a depository institution or trust company acceptable to the Deal Agent (i) an account entitled “Collection Account for Fifth Third, as agent for the Secured Parties” (the “Collection Account”) and (ii) an account entitled “Reserve Account for Fifth Third” as agent for the Secured Parties (the “Reserve Account”), in each case, over which the Collateral Agent as agent for the Secured Parties shall have sole dominion and control and from which neither the Originator, the Servicer nor the Borrower shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation which has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Deal Agent (it being understood that for purposes of this Section 6.7(a)(i)(C) Fifth Third shall always be a depositary institution acceptable to the Deal Agent) and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).
(b)    Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check or other form of payment that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any payment in respect of which a dishonored check or other form of payment is received shall be deemed not to have been paid.

(c)    Permitted Investments. Funds on deposit in the Collection Account and the Reserve Account shall be invested in Permitted Investments by or at the written direction of the Borrower, provided that if a Termination Event or Unmatured Termination Event shall have occurred, such investments shall be made as directed by the Collateral Agent. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Permitted Investment and is permitted to be made under this Agreement. Funds on deposit in the Collection Account and the Reserve Account shall be invested in Permitted Investments that will mature so that such funds will be available no later than the Business Day prior to the next Payment Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Permitted Investments may mature so that such funds will be available no later than the Business Day prior to the Payment Date for such Collection Period. No Permitted Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Permitted Investment shall be deposited in the Collection Account or the Reserve Account, as applicable. Investments may be made in either account on any date (provided such investments mature in accordance herewith), only after giving effect to deposits to and withdrawals from such account on such date. Realized losses, if any, on amounts invested in Permitted Investments shall be charged against investment earnings on amounts on deposit in the Collection Account or the Reserve Account, as applicable.
Section 6.8.    Payment of Certain Expenses by Servicer. Credit Acceptance will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on Credit Acceptance, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Reserve Account and the Credit Acceptance Payment Account. Credit Acceptance shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
Section 6.9.    Annual Independent Public Accountant’s Servicing Reports. Credit Acceptance will cause a firm of nationally recognized independent public accountants (who may also render other services to Credit Acceptance) to furnish to the Deal Agent, within 120 days following the end of each fiscal year of Credit Acceptance, commencing with the fiscal year ending on December 31, 2014: (i) a report relating to such fiscal year to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans and Contracts included in the Collateral, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures, as set forth in Section 6.1(c) (which procedures shall have been approved by the Deal Agent) to certain documents and records relating to the Loans under any Transaction Document, compared the information contained in the Monthly Reports delivered during the period covered by such report which such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial.

Section 6.10.    The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it hereunder except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Deal Agent, the Collateral Agent and the Backup Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.12.
Section 6.11.    Servicer Termination Events. If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing and remains unremedied for more than thirty (30) days (or such other amount of time as specifically listed below) after knowledge by or written notice to the Servicer:
(a)    any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement or any other Transaction Document, other than any such failure resulting from an administrative or technical error of the Servicer in the amount so paid, transferred or deposited; provided that within one (1) Business Day after the Servicer receives notice or becomes aware that, as a result of an administrative or technical error of the Servicer, any amount previously paid, transferred or deposited by the Servicer was less than the amount required to be paid, transferred or deposited by the Servicer, the Servicer pays, transfers or deposits the amount of such shortfall;
(b)    any failure by the Servicer (only with respect to Credit Acceptance) to give instructions or notice to the Deal Agent as required by this Agreement or any other Transaction Document, or to deliver any required Monthly Report or other required reports hereunder on or before the date occurring two (2) Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement or the relevant Transaction Document;
(c)    any failure on the part of the Servicer to duly observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents (other than as set forth in clauses (a) or (b) above) to which the Servicer is a party, which continues unremedied for a period of 10 days;
(d)    any material representation, warranty or certification made by the Servicer (only with respect to Credit Acceptance) in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made; which continues unremedied for more than thirty (30) days (or a longer period, not in excess of sixty (60) days, as may be reasonably necessary to remedy such default, if the default is capable of remedy within sixty (60) days or less and the Servicer delivers an Officer’s Certificate to the Deal Agent to the effect that it has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy the default);
(e)    an Insolvency Event shall occur with respect to the Servicer;

(f)    any delegation of the Servicer’s duties that is not permitted by Section 7.1;
(g)    any information related to the Collateral reasonably requested by the Deal Agent, the Collateral Agent or the Lender as provided herein is not reasonably provided as requested;
(h)    the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $15,000,000 (in the event SST is Successor Servicer, the amount shall be $10,000,000) in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;
(ih)    the Servicer shall fail to pay any principal of or premium or interest on any indebtedness in an aggregate outstanding principal amount of $15,000,000 (in the event SST is Successor Servicer, the amount shall be $10,000,000) or more (“Material Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other default under any agreement or instrument relating to any Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;
(j)    any change in the control of Credit Acceptance that takes the form of either a merger or consolidation in which Credit Acceptance is not the surviving entity;
(k)    a Material Adverse Effect shall have occurred;
(l)    if Credit Acceptance is Servicer, a Termination Event shall have occurred and such Termination Event has not been waived by the Deal Agent; or
(m)    the occurrence of the thirtieth (30th) day after the end of the fiscal quarter in which a breach of any covenant set forth in Sections 7.5, 7.6 and 7.7 of the Credit Agreement shall occur unless prior to such date, such breach is cured or waived by the Deal Agent in the Deal Agent’s sole discretion then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied, within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Deal Agent may, Lender, by written notice to the Servicer (with a copy to the Backup Servicer) (a “Servicer Termination Notice”), shall terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
Section 6.12.    Appointment of Successor Servicer.
(a)    On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.11 or Section 10.2, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent. The Deal Agent may at the time described in the immediately preceding sentence at the direction of the Lender appoint the Backup Servicer by written notice as the Servicer hereunder, and the Backup Servicer shall on such date (which date shall be no less than 30 days after receipt of such written notice) assume all obligations of the Servicer hereunder (except as specifically set forth herein or in the Backup Servicing Agreement), and all authority and power of the Servicer under this Agreement and the other Transaction Documents shall pass to and be vested in the Backup Servicer. In the event that the Deal Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Deal Agent shall as promptly as possible appoint a successor servicer (together with the Backup Servicer, if the Backup Servicer has been appointed Servicer hereunder, the “Successor Servicer”) who shall be acceptable to the Lender, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Loans as the Successor Servicer hereunder.
(b)    Upon its assumption as Successor Servicer, the Backup Servicer (except as specifically set forth herein or in the Backup Servicing Agreement and subject to Section 6.12(a)) or any other Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement and the other Transaction Documents to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable. In no event shall the Backup Servicer be liable for any actions or omissions of any predecessor Servicer.
(c)    Subject to Section 6.12(a) and (b) above, all authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon the later of the Collection Date and the termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Loans and the Contracts.
(d)    Within 30 days of receiving notice that the Backup Servicer is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.12 the Backup Servicer will begin the transition to its role as Servicer.
Section 6.13.    Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans to the same extent as if a security interest in such Loans had not been granted hereunder and (ii) pay when due, from funds available to the Borrower under Section 2.7 hereto, any taxes. Neither the Deal Agent, Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.
Section 6.14.    Segregated Payment Account. Upon the occurrence of a Servicer Termination Event, a Potential Servicer Termination Event or an Unsatisfactory Audit, the Deal Agent shall have the right to require the Borrower and the Servicer (i) to establish a segregated payment trust account in the name of the Collateral Agent for Collections related to the Collateral and (ii) to direct all Obligors to make payments into such account.
Section 6.15    Dealer Collections Repurchase; Replacement of Dealer Loan with Related Purchased Loans. The parties hereto acknowledge the following:
(a)    In the ordinary course of its business in managing its serviced portfolio of dealer loans, Credit Acceptance may from time to time agree to enter into agreements (each, a “Dealer Collections Purchase Agreement”) with Dealers, pursuant to which the applicable Dealer agrees to sell and assign to Credit Acceptance all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing one or more Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”).
(b)    Credit Acceptance has assigned all of its rights under any Dealer Collections Purchase Agreements (including, without limitation, any right, title and interest in any Dealer Loan Contract acquired from a Dealer thereunder) to the Borrower pursuant to the Contribution Agreement. Upon the payment by Credit Acceptance to the applicable Dealer under a Dealer Collections Purchase Agreement of the purchase price thereunder (the “Dealer Collections Purchase Price”), the related Dealer Loans shall be deemed to have been satisfied and, pursuant to the Contribution Agreement, the Dealer Loan Contracts securing such Dealer Loans shall be automatically and immediately transferred by Credit Acceptance to Borrower as Purchased Loan Contracts, and the loans thereunder shall be deemed Purchased Loans for all purposes of this Agreement. For the avoidance of doubt, all Collections on such Purchased Loan Contracts shall be included in Available Funds, and the determination of whether any Purchase Loan so transferred to the Borrower on the date of a Dealer Collections Purchase is an Eligible Purchased Loan shall be made on the date of such Dealer Collections Purchase.
(c)    On the date of each Dealer Collections Purchase, Credit Acceptance shall deliver to the Collateral Agent a list identifying (A) all Dealer Loans satisfied as a result of such Dealer Collections Purchase, (B) each Dealer Loan Contract previously securing such Dealer Loans and (C) the Purchased Loans and Purchased Loan Contracts evidencing such Purchased Loans resulting from such Dealer Collections Purchase, in each case, identified by account number, dealer number and pool number, as applicable. Such list shall be deemed to supplement Exhibit A to the Contribution Agreement and Schedule V hereto as of the date of such Dealer Collections Purchase.

ARTICLE VII
BACKUP SERVICER
Section 7.1.    Designation of the Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer under the Backup Servicing Agreement, which shall initially be SST.
Section 7.2.    Duties of the Backup Servicer. On or before the Closing Date, and until its removal pursuant to the Backup Servicing Agreement, the Backup Servicer shall perform, on behalf of the Servicer, the Borrower, the Deal Agent, the Collateral Agent and the Secured Parties, the duties and obligations set forth in the Backup Servicing Agreement.
Section 7.3.    Backup Servicing Compensation. As compensation for its backup servicing activities hereunder and under the Backup Servicing Agreement, the Backup Servicer shall be entitled to receive the Backup Servicing Fee pursuant to the provisions of Section 2.7(a). The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of: (i) it becoming the Successor Servicer; (ii) its removal as Backup Servicer pursuant to the terms of the Backup Servicing Agreement; or (iii) the termination of this Agreement following the Collection Date.
ARTICLE VIII
[Reserved]
ARTICLE IX
SECURITY INTEREST
Section 9.1.    Security Agreement.
(a)    The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lender to the Borrower under Applicable Law.
(b)    The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral and Proceeds thereof without the signature of the Borrower where permitted by law. A photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 9.2.    Release of Lien. At the same time as any Loan by its terms and all amounts in respect thereof has been finally paid in full by the related Obligor and deposited in the Collection Account, the Deal Agent as agent for the Lender will, to the extent requested by the Servicer, release its interest in such Loan and Related Security. The Deal Agent as agent for the Lender will after the deposit by the

Servicer of the such payment into the Collection Account, at the sole expense of Credit Acceptance, execute and deliver to the Servicer any assignments, termination statements and any other releases and instruments as Credit Acceptance may reasonably request in order to effect such release and transfer; provided, that the Deal Agent as agent for the Lender will make no representation or warranty, express or implied, with respect to any such Loan and Related Security in connection with such sale or transfer and assignment.
Section 9.3.    Further Assurances. The provisions of Section 14.12 shall apply to the security interest granted under Section 2.2(a) as well as to each Funding hereunder.
Section 9.4.    Remedies. Upon the occurrence of a Termination Event, the Deal Agent, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 2.2(a), and in addition to all other rights and remedies available to the Deal Agent, the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party under the UCC.
Section 9.5.    Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where all or any portion of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of all any portion of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent, the Collateral Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent, the Collateral Agent or such court may determine (including, without limitation, on a servicing released basis).
Section 9.6.    Power of Attorney. The Borrower hereby irrevocably appoints the Deal Agent and the Servicer and any Successor Servicer as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Deal Agent, the Servicer or any Successor Servicer, the Collateral Agent or a purchaser of the Collateral, the Borrower and the Servicer shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent, the Collateral Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X     TERMINATION EVENTS
Section 10.1.    Termination Events. The following events shall be termination events (“Termination Events”) hereunder:
(a)    the Weighted Average Spread Rate is less than 12.5%; or
(b)    a Servicer Termination Event occurs and is continuing; or
(c)    (i)    failure on the part of the Borrower or the Originator to make any payment or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made (including, without limitation, the failure of the Borrower to fully repay all principal and interest on the Note on the related Maturity Date (whether or not sufficient funds are available therefor at such time under Section 2.7 or otherwise)); or
(ii)    failure on the part of the Borrower or the Originator to observe or perform any of its covenants or agreements set forth in this Agreement or any Transaction Document and such failure continues unremedied for more than five (5) Business Days after knowledge by or written notice to the Borrower or the Originator;
(d)    any representation or warranty made or deemed to be made by the Borrower or Credit Acceptance under or in connection with this Agreement, any of the other Transaction Documents or any information required to be given by the Borrower or Credit Acceptance to the Deal Agent or the Collateral Agent to identify Loans or Contracts pursuant to any Transaction Document, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered and such failure continues unremedied for more than thirty (30) days after knowledge by or written notice to the Borrower or Credit Acceptance; or
(e)    the occurrence of an Insolvency Event relating to the Originator, the Borrower or the Servicer; or
(f)    the Borrower or Originator shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended or the arrangements contemplated by the Transaction Document shall require registration as an “investment company” within the meaning of the 40 Act; or
(g)    a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower, contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower or any Affiliate of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences; or
(h)    there shall exist any event or occurrence that has a reasonable possibility of causing a Material Adverse Effect; or

(i)    the Borrower or Credit Acceptance shall enter into any merger, consolidation or conveyance transaction, unless in the case of Credit Acceptance or the Servicer, the Servicer or Credit Acceptance, as applicable, is the surviving entity; or
(j)    the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days; or
(k)    the Collateral Agent, as agent for the secured parties, shall fail for any reason to have a first priority perfected security interest in a material portion of the Collateral free and clear of all Liens other than Permitted Liens; provided, however, that the failure of the Collateral Agent at any time to have a first priority perfected security interest in Contracts with an aggregate Outstanding Balance at such time not exceeding 3.00% of the aggregate Outstanding Balance of all Eligible Contracts at such time shall not constitute a Termination Event pursuant to this clause (k) so long as such failure does not have a Material Adverse Effect; or
(l)    any Change-in-Control shall occur; or
(m)    (i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator or the Servicer (ii) the Borrower, the Originator or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest free and clear of all Liens other than Permitted Liens; or
(n)    (i)    Credit Acceptance shall fail to pay any principal of or premium or interest on any Material Debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other default under any agreement or instrument relating to any Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or
(o)    Collections are less than 75.0% of Forecasted Collections for any three consecutive Collection Periods.

Section 10.2.    Remedies.
(a)    Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(e)), the Deal Agent may, or at the direction of the Lender, shall by notice to the Borrower declare the Termination Date to have occurred.
(b)    Upon the occurrence of a Termination Event described in Section 10.1(e), the Termination Date shall automatically occur.
(c)    Upon any Termination Date that occurs following a Termination Event pursuant to this Section 10.2: (i) the rate on the Capital outstanding shall be equal to the applicable Interest Rate as described herein; (ii) the Deal Agent may, and shall at the direction of the Lender by delivery of a Servicer Termination Notice, terminate the Servicer; and (iii) the Deal Agent, may, and at the direction of the Lender, shall declare the entire outstanding principal amount of the Note be immediately due and payable. The Deal Agent, the Collateral Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided of a secured party under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.
(d)    If the Note has been declared due and payable pursuant to Section 10.2(c), the Collateral Agent may institute proceedings to collect amounts due, exercise remedies as a secured party (including foreclosure or sale of the Collateral (and each of the parties hereto hereby acknowledges and agrees that any such sale may, in the sole discretion of the Deal Agent be on a servicer released basis)) or elect to maintain the Collateral and continue to apply the proceeds from the Collateral as if there had been no declaration of acceleration.
(e)    Upon the declaration of the Termination Date, the Borrower may not request and no Lender shall be required to effect any Funding.
ARTICLE XI
INDEMNIFICATION
Section 11.1.    Indemnities by the Borrower.
(a)    Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, the Backup Servicer, the Collateral Agent, the Successor Servicer, the Secured Parties, and each of their respective Affiliates and officers, directors, members, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or the financing or maintenance of the Capital or in respect of any Loan or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that have the effect of recourse for non-payment of the Loans due to credit problems of the

Obligors (except as otherwise specifically provided in this Agreement). If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(i)    any Contract or Loan treated as or represented by Credit Acceptance to be an Eligible Dealer Loan Contract or Eligible Loan that is not at the applicable time an Eligible Dealer Loan Contract or Eligible Loan;
(ii)    reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)    the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Loan, Dealer Agreement, Purchase Agreement, any Contract, or the nonconformity of any Loan, Dealer Agreement, Purchase Agreement or Contract with any such Applicable Law;
(iv)    the failure to vest and maintain vested in the Collateral Agent for the Secured Parties a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien whether existing at the time of any Funding or at any time thereafter;
(v)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of the Funding or at any subsequent time;
(vi)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan or Contract (including, without limitation, a defense based on such Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)    any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Borrower to perform its respective duties under the Loans;
(viii)    the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;
(ix)    any repayment by the Deal Agent or a Secured Party of any amount previously distributed in reduction of Capital or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Deal Agent or a Secured Party believes in good faith is required to be repaid;
(x)    the commingling of Collections of the Collateral at any time with other funds;
(xi)    any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Funding or the funding of or maintenance of Capital or in respect of any Loan or Contract;
(xii)    any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of the Loans, Related Security or any portion thereof or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
(xiii)    the use of the Proceeds of any Funding; or
(xiv)    the failure of the Borrower or any of its agents or representatives to remit to the Servicer, the Deal Agent, the Collateral Agent or any other Secured Party, any Collections of the Collateral remitted to the Borrower or any such agent or representative.
(b)    Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the relevant Indemnified Party on the earlier of the next Payment Date or 5 Business Days following demand therefor.
(c)    The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Servicer, the Successor Servicer, the Lender or the Backup Servicer or the termination of this Agreement.
Section 11.2.    Indemnities by the Servicer.
(a)    Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to: (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Monthly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect (or if the Backup Servicer becomes the Successor Servicer hereunder, in any material respect) when made or deemed made; (ii) the failure by the Servicer to comply with any Applicable Law; (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement or any other Transaction Document to which it is a party; (iv) any litigation, proceedings or investigation against the Servicer; (v) the commingling of Collections at any time with other funds; or (vi) the failure of the Servicer or any of its agents or representatives to remit to the Collection Account, Deal Agent or Collateral Agent any Collections or Proceeds of the Collateral. The provisions of this indemnity shall run directly to and be enforceable by an Indemnified Party subject to the limitations hereof.
(b)    Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the relevant Indemnified Party within five (5) Business Days following such Person’s demand therefor.
(c)    The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible Contracts.
(d)    The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Servicer, the Successor Servicer, the Lender or the Backup Servicer and the termination of this Agreement.
(e)    Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.
Section 11.3.    After-Tax Basis. Indemnification under Sections 11.1 and 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.
ARTICLE XII
THE DEAL AGENT
Section 12.1.    Authorization and Action.
(a)    Each Secured Party hereby designates and appoints Fifth Third as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be read into this Agreement or otherwise exist for the Deal Agent. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action that exposes the Deal Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.
(b)    [Reserved].
(c)    Each Secured Party hereby designates and appoints Fifth Third as Collateral Agent hereunder, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into this Agreement or otherwise exist for the Collateral Agent. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Collateral Agent shall not be required to take any action that exposes the Collateral Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Collateral Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.
Section 12.2.    Delegation of Duties.
(a)    The Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(b)    [Reserved].
(c)    The Collateral Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 12.3.    Exculpatory Provisions.
(a)    Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Deal Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Deal Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Deal Agent has received notice from the Borrower or a Secured Party.
(b)    [Reserved].

(c)    Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Collateral Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Collateral Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Collateral Agent has received notice from the Borrower or a Secured Party.
Section 12.4.    Reliance.
(a)    The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lender any of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender or any of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
(b)    [Reserved.]
(c)    The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lender or any of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Collateral Agent shall have received such advice, the Collateral Agent may take or refrain from taking any action, as the Collateral Agent shall deem advisable and in the best interests of the Secured Parties. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender or any of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
Section 12.5.    Non-Reliance on Deal Agent, Collateral Agent and The Lender. Each Secured Party expressly acknowledges that neither the Deal Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent or the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Deal Agent or the Collateral Agent. Each Secured Party represents and warrants to the Deal Agent and the Collateral Agent that it has and will, independently and without reliance upon the Deal Agent, the Collateral Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement or Hedging Agreement, as the case may be.
Section 12.6.    [Reserved].
Section 12.7.    Deal Agent and Collateral Agent in their Individual Capacities. The Deal Agent and the Collateral Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Deal Agent or the Collateral Agent, as the case may be, were not the Deal Agent or the Collateral Agent, as the case may be, hereunder. With respect to each Funding pursuant to this Agreement, the Deal Agent and the Collateral Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as the Lender and may exercise the same as though it were not the Deal Agent or the Collateral Agent, as the case may be, and the term “Lender” shall include the Deal Agent or the Collateral Agent, as the case may be, each in its individual capacity.
Section 12.8.    Successor Deal Agent or Collateral Agent.
(a)    The Deal Agent may, upon 5 days’ notice to the Borrower and the Secured Parties, resign as Deal Agent. If the Deal Agent shall resign, then the Lender during such 5-day period may appoint a successor agent. If for any reason no successor Deal Agent is appointed by the Lender during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties other than the Lender shall perform all of the duties of the Deal Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement.
(b)    The Collateral Agent may, upon 5 days’ notice to the Borrower and the Secured Parties, and the Collateral Agent will, upon the direction of all of the Secured Parties resign as Collateral Agent. If the Collateral Agent shall resign, then the Secured Parties, during such 5-

day period shall appoint a successor agent. If for any reason no successor Collateral Agent is appointed by the Secured Parties during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Collateral Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
ARTICLE XIII
ASSIGNMENTS; PARTICIPATIONS
Section 13.1.    Assignments and Participations.
(a)    The Lender may, with the express prior written consent of the Deal Agent (in its sole discretion) upon at least 30 days notice to the Deal Agent and the Collateral Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the Lender's rights and obligations under this Agreement; (ii) the amount of the Commitment of the Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the Lender's Commitment; (iii) each such assignment shall be to an Eligible Assignee; (iv) the parties to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Deal Agent; (v) the parties to each such assignment shall have agreed to reimburse the Deal Agent and the Collateral Agent for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent) incurred by the Deal Agent and the Collateral Agent, respectively, in connection with such assignment; and (vi) there shall be no increased costs, expenses or taxes incurred by the Deal Agent or the Collateral Agent upon such assignment or participation. Upon such execution, delivery and acceptance by the Deal Agent and the Collateral Agent and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent and the Collateral Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of itself or the performance or observance by it of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Deal Agent or the Collateral Agent, the assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) the assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (vi) such assignee appoints and authorizes each of the Deal Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as the Lender.
(c)    The Deal Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the name and address of the Lender and the Commitment of, and the Capital of the Funding (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by the Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Subject to the provisions of Section 13.1(a) (including receipt of Deal Agent’s prior written consent), upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an assignee, the Deal Agent and the Collateral Agent shall each, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, accept such Assignment and Acceptance, and the Deal Agent shall then (i) record the information contained therein in the Register.
(e)    The Lender may, with the express prior written consent of the Deal Agent (in its sole discretion) sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its portion of the Funding and related Collateral); provided, however, that (i) the Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged; and (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations. Notwithstanding anything herein to the contrary, each participant shall have the rights of the Lender (including any right to receive payment) under Sections 2.13 and 2.14; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount that exceeds the sum of (i) the amount to which the Lender is entitled under such Section with respect to any portion of the Capital that is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section 13.1, the participant’s rights as set forth in the agreement between such participant and the Lender to agree to or to restrict the Lender's ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights that the Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 14.1 of this Agreement.
(f)    The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.
(g)    [Reserved].
(h)    Nothing herein shall prohibit the Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 13.1(a) or Section 13.1(b).
(i)    In the event the Lender causes increased costs, expenses or taxes to be incurred by the Deal Agent or the Collateral Agent in connection with the assignment or participation of the Lender’s rights and obligations under this Agreement to an Eligible Assignee, then the Lender agrees that it will make reasonable efforts to assign such increased costs, expenses or taxes to such Eligible Assignee in accordance with the provisions of this Agreement.
(j)    [Reserved].
(k)    Notwithstanding anything herein or in any other Transaction Document to the contrary, no Person or group of Persons (who is not as of the Closing Date already a party hereto) shall become a party to this Agreement as Lender without the express prior written consent of the Deal Agent (in its sole discretion).
ARTICLE XIV
MISCELLANEOUS
Section 14.1.    Amendments and Waivers.
(a)    Except as provided in this Section 14.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Deal Agent, the Collateral Agent and the Lender; provided, however, that no such amendment, waiver or modification shall affect the rights or obligations of any Hedge Counterparty or the Backup Servicer without the written agreement of such Person. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b)    No amendment, waiver or other modification of this Agreement shall:
(i)    without the consent of the Lender, (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of Interest (or any component thereof), (C) reduce any fee payable to the Deal Agent for the benefit of the Lender, (D) except pursuant to Article XIII hereof, change the amount of the Capital of the Lender, (E) amend, modify or waive any provision of this Section 14.1(b), Section 14.10 or Section 14.11, (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (G) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (F) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, including, without limitation, the definitions of “Breakage Costs”, “Eligible Assignee”, or “Interest Rate”;
(ii)    without the written consent of the Deal Agent or the Collateral Agent, as applicable, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Deal Agent or the Collateral Agent, as applicable; or
(iii)    without the consent of the Deal Agent, amend or modify (A) Section 10.1, (B) the definitions of “Amortization Event,” “Eligible Dealer Agreement,” “Hedging Agreement,” “Net Advance Rate,” “Initial Facility Limit,” “Termination Date” and “Required Reserve Account Amount” as set forth in Section 1.1, (C) Section 2.7(a) or (D) Section 5.3.
(c)    Any modification or waiver shall be binding upon the Borrower, the Lender, the Collateral Agent and the Deal Agent.
Section 14.2.    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article XIV shall not be effective until received with respect to any notice sent by mail or telex.

Section 14.3.    Ratable Payments. If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to deliver such excess to the other Secured Parties (ratably) so that following such delivery each Secured Party will hold its ratable proportion of the Aggregate Unpaids.

Section 14.4.    No Waiver; Remedies. No failure on the part of the Deal Agent, the Collateral Agent, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 14.5.    Binding Effect; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Deal Agent, the Backup Servicer, the Collateral Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of 2.7(a)(i) and 2.7(a)(xii) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.
Section 14.6.    Term of this Agreement. This Agreement, including, without limitation, the Borrower’s representations, warranties and covenants set forth in Articles IV and V, and the Servicer’s representations, warranties and covenants set forth in Articles V and VI hereof, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article XI and Article XII and the provisions of Section 14.10 and Section 14.11 shall be continuing and shall survive any termination of this Agreement.
Section 14.7.    Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 14.8.    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 14.9.    Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted to the Deal Agent, the Backup Servicer, the Collateral Agent, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Borrower agrees to pay on demand all costs and expenses of the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, the Backup Servicer, the Collateral Agent or the Secured Parties in connection with the enforcement of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (including any Hedging Agreement).
(b)    The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of any Funding hereunder.
(c)    The Borrower shall pay on demand all other costs, expenses and Taxes (excluding income taxes, imposed on such Person by the jurisdiction under the laws of which such Person is organized) incurred by any Secured Party or any shareholder of such Secured Party (“Other Costs”), including, without limitation, all costs and expenses incurred by the Deal Agent in connection with periodic audits of the Borrower’s or the Servicer’s books and records and, in the case of the Lender, the cost of rating the Lender’s (or its related funding source’s) commercial paper with respect to financing any Advance hereunder by independent financial rating agencies.

Section 14.10.    No Petition.
(a)    Each of the parties hereto (other than the Deal Agent) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.
Section 14.11.    Recourse Against Certain Parties.
(a)    No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 14.11 shall survive the termination of this Agreement.
Section 14.12.    Protection of Right, Title and Interest in Collateral; Further Action Evidencing the Funding.
(a)    Each of the Borrower and Credit Acceptance shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Deal Agent and/or the Collateral Agent, as applicable, as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Deal Agent and/or the Collateral Agent, as applicable, as agent for the Secured Parties hereunder to all property comprising the Collateral. Each of the Borrower and Credit Acceptance shall deliver to the Deal Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with Credit Acceptance in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 14.12(a).

(b)    Each of the Borrower and the Servicer agrees that from time to time, at its expense (or if the Backup Servicer becomes the Successor Servicer hereunder, at the expense of the Borrower), it will promptly execute and deliver all instruments and documents, and take all actions, that the Deal Agent may reasonably request in order to perfect, protect or more fully evidence the Funding hereunder, or to enable the Deal Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.
(c)    If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article XI, as applicable. The Borrower irrevocably authorizes the Deal Agent and appoints the Deal Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Deal Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.
(d)    Without limiting the generality of the foregoing, each of the Borrower and Credit Acceptance will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with the Funding hereunder, unless the Collection Date shall have occurred:
(i)    execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement;
(ii)    deliver or cause to be delivered to the Deal Agent an opinion of the counsel for Borrower and Credit Acceptance, in form and substance reasonably satisfactory to the Deal Agent, with respect to creation and perfection of security interest in the Collateral, which opinion may contain usual and customary assumptions, limitations and exceptions.
Section 14.13.    Confidentiality; Tax Treatment Disclosure.
(a)    Each of the Deal Agent, the Secured Parties, the Servicer, the Collateral Agent, the Backup Servicer and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and the agents of such Persons (“Excepted Persons”), provided, however, that each Excepted Person shall be advised that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by the Transaction Documents or Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 14.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Termination Events, and priority of payment provisions
(b)    Anything herein to the contrary notwithstanding, each of the Borrower and the Servicer hereby consents to the disclosure of any nonpublic information with respect to it and the Transaction Documents (i) to the Deal Agent, the Collateral Agent, the Backup Servicer or the Secured Parties by each other, (ii) by the Deal Agent or the Lender to any prospective or actual assignee or participant of any of them or (iii) by the Deal Agent, the Collateral Agent or the Lender to any, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Lender and to any officers, directors, members, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Backup Servicer and the Deal Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
(c)    Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known or known to any party hereto as a result of disclosure by any third party not bound by any obligation of confidentiality, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Collateral Agent’s, Deal Agent’s or Backup Servicer’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Deal Agent, Collateral Agent, Backup Servicer, any Secured Party or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Borrower or Servicer or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Deal Agent, Collateral Agent, Backup Servicer, any Secured Party having a need to know the same, provided that such Person advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by the Transaction Documents or the Borrower or Servicer.
(d)    Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; and provided further that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.
Section 14.14.    Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Deal Agent and the Lender.
Section 14.16.    USA Patriot Act. Each of the Lender, the Deal Agent and the Collateral Agent hereby notifies the Borrower, the Servicer and the Custodian that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Lender, the Deal Agent and the Collateral Agent may be required to obtain, verify and record information that identifies the Borrower, the Servicer and the Custodian, which information includes the name, address, tax identification number and other information regarding the Seller, the Borrower, the Servicer and the Custodian that will allow the Administrator and the Purchasers to identify the Borrower, the Servicer and the Custodian in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower, the Servicer and the Custodian agrees to provide the Lender, the Deal Agent and/or the Collateral Agent, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	CAC WAREHOUSE FUNDING LLC V

By:/s/ Douglas W. Busk Name: Douglas W. Busk Title: Senior Vice President and Treasurer

CAC Warehouse Funding LLC V
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Douglas W. Busk
Facsimile No. 866-743-2704
Confirmation No.: 248-353-2700 (ext. 4432)

THE SERVICER:	CREDIT ACCEPTANCE CORPORATION

By:/s/ Douglas W. Busk Name: Douglas W. Busk Title: Senior Vice President and Treasurer

Silver Triangle Building 25505 West Twelve Mile Road Southfield, Michigan 48034-8339 Attention: Douglas W. Busk Facsimile No. 866-743-2704 Confirmation No.: 248-353-2700 (ext. 4432)

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE LENDER	FIFTH THIRD BANK

By:/s/ Brian Gardner Name: Brian Gardner Title: Vice President

Fifth Third Bank 38 Fountain Square Plaza MD 109046 Cincinnati, Ohio 45263 Attention: Brian Gardner Facsimile No.: (513) 534-0319 Confirmation No: (513) 534-7949

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE DEAL AGENT:	FIFTH THIRD BANK

By:/s/ Brian Gardner Name: Brian Gardner Title: Vice President

Fifth Third Bank 38 Fountain Square Plaza MD 109046 Cincinnati, Ohio 45263 Attention: Brian Gardner Facsimile No.: (513) 534-0319 Confirmation No: (513) 534-7949

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE COLLATERAL AGENT:	FIFTH THIRD BANK, as Collateral Agent

By:/s/ Brian Gardner Name: Brian Gardner Title: Vice President

Fifth Third Bank 38 Fountain Square Plaza MD 109046 Cincinnati, Ohio 45263 Attention: Brian Gardner Facsimile No.: (513) 534-0319 Confirmation No: (513) 534-7949

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE BACKUP SERVICER:	SYSTEMS & SERVICES TECHNOLOGIES, INC., as Backup Servicer

By:/s/ Kimberly K. Costa Name: Kimberly K. Costa Title: Contract Officer

Systems & Services Technologies, Inc.
4315 Pickett Road
St. Joseph, MO 64503
Attention: Jonathan Pike

with a copy to NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044
Attn: General Counsel

Facsimile: (816) 671-2029
Telephone: (816) 671-2022; (816) 671-2028

Exhibit A
FORM OF FUNDING NOTICE
Reference is made to the Loan and Security Agreement, dated as of September 15, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC V, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), Fifth Third Bank, as Lender, Deal Agent and Collateral Agent and Systems & Services Technologies, Inc., as the Backup Servicer. Terms defined in the Agreement, or incorporated therein by reference, are used herein as therein defined.
(A)    Funding Request. The Borrower hereby requests the Funding pursuant to Section 2.1 and Section 2.3 of the Loan Agreement.
(B)    Funding Information. The Funding shall (a) take place on [__________] and (b) shall be in an amount equal to $[_______].
(C)    Representations. The Borrower hereby represents and warrants that (i) all conditions precedent to the Funding described in Article III of the Agreement have been satisfied and (ii) no Termination Event or Unmatured Termination Event shall have occurred. This Funding Notice has been made in accordance with the provisions of Section 2.1(a) and Section 2.3 of the Agreement.
(D)    Irrevocable. This Funding Notice shall be irrevocable.
(E)    Governing Law. This Funding Notice shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Funding Notice to be duly executed and delivered by its duly authorized officer as of the date first above written.
CAC Warehouse Funding LLC V

By:
    Name:
    Title:

A-2

Exhibit B
Form of Assignment and Acceptance

Exhibit B
FORM OF ASSIGNMENT AND ACCEPTANCE

Dated __________, 20__
Reference is made to the Loan and Security Agreement dated as of September 15, 2014 (as amended or modified from time to time, the “Agreement”) among CAC Warehouse Funding LLC V, as borrower (the “Borrower”), Credit Acceptance Corporation, as servicer (the “Servicer”), Fifth Third Bank, as lender, deal agent collateral agent (the “Leander”, “Deal Agent” and “Collateral Agent”) and Systems & Services Technologies, Inc., as backup servicer. Terms defined in the Agreement are used herein with the same meaning.
__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Agreement, including, without limitation, such interest in the Commitment of the Assignor and the Advance made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of the Capital made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.    The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of itself or the performance or observance by it of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto; and (iv) confirms that the Assignee is an Eligible Assignee.
3.    The Assignee: (i) confirms that it has received a copy of the Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Deal Agent, the Collateral Agent or the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Deal Agent and the Collateral Agent each to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Deal Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it; and (vi) agrees and acknowledges that the Assignee and Secured Party is bound by the confidentiality provisions of Section 14.13 of the Agreement.
4.    Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to each of the Deal Agent and the Collateral Agent and the related for acceptance and recording by the Deal Agent. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified in Section 3 of Schedule 1.
5.    Upon such acceptance by the Deal Agent and the Collateral Agent and upon such recording by the Deal Agent, as of the Assignment Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.
6.    Upon such recording by the Deal Agent, from and after the Assignment Date, the Deal Agent and the Collateral Agent shall make, or cause to be made, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Facility Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Assignment Date directly between themselves.
7.    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.
[ASSIGNOR]

By:
    Name:
    Title:

Address for notices

    [Address]

[ASSIGNEE]

By:
    Name:
    Title:

Address for notices

    [Address]

Consented and agreed this ___ day of
___________, ____

FIFTH THIRD BANK,
as Deal Agent and Collateral Agent

By:
    Name:
    Title:

Schedule 1
to
Assignment and Acceptance
Dated _________, 20___

Section 1.
	Percentage Interest:	________%

Section 2.
	Assignee’s Commitment:	$________________

	Aggregate Outstanding Advance owing to the Assignee:	$________________

Section 3.
Assignment Date: _____________, 20___

Exhibit C
Form of Monthly Report

[Attached hereto]

Exhibit D
Form of Take-Out Release
Reference is hereby made to the Loan and Security Agreement, dated as of September 15, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC V, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), Fifth Third Bank, as deal agent (the “Deal Agent”), lender (the “Lender”) and collateral agent (the “Collateral Agent”), and System & Services Technologies Inc., as backup servicer.
Capitalized terms not defined herein shall have the meaning given such terms in the Agreement.
Pursuant to Section 2.8(a) of the Agreement, the Borrower requests the Collateral Agent to release all of its right, title and interest, including any security interest and Lien, in and to the Loans and Related Security identified on Schedule 1 hereto (the “Released Loans and the Related Security”). The Take‑Out Date is as of [_____________________].
Pursuant to Section 2.8(a)(ii) of the Agreement, the Servicer and the Borrower hereby certify that the Borrower will have sufficient funds on the Take‑Out Date to effect the Take‑Out in accordance with the Agreement.
Pursuant to Section 2.8(a)(iii) of the Agreement, the Servicer and the Borrower hereby certify that after giving effect to the Take‑Out and the release to the Borrower of the Loans and Related Security on the Take‑Out Date, (x) the representations and warranties contained in Sections 4.1 and 4.2 of the Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (y) neither an Unmatured Termination Event nor a Termination Event has occurred.
Upon receipt in the Collection Account of $[___________] in immediately available funds, the Collateral Agent hereby releases all of its right, title and interest, including any security interest and Lien, in and to:
(i)    the Released Loans and the Related Security, all monies due or to become due with respect thereto, whether accounts, chattel paper, general intangibles or other property, all monies or remittances on deposit in the Credit Acceptance Payment Account which constitute proceeds of such Released Loans and the Related Security;

(ii)    the security interests in the Contracts granted by Obligors pursuant to the related Released Loans and the Related Security;
(iii)    all of the Borrower’s rights under (x) the Contribution Agreement and (y) each Dealer Agreement, in each case with respect to such Released Loans and the Related Security; and
(iv)    the proceeds of any and all of the foregoing.
[REMAINDER OF PAGE BLANK. SIGNATURE PAGE FOLLOWS.]

D-2

Executed as of _____________.
CREDIT ACCEPTANCE CORPORATION, AS THE SERVICER
By:
Name:
Title:
CAC WAREHOUSE FUNDING LLC V, as the Borrower
By:
Name:
Title:
FIFTH THIRD BANK, as the Lender, Collateral Agent and Deal Agent
By:
Name:
Title:

D-3

Exhibit E
Form of Hedging Agreement

[on file with the Deal Agent]

Exhibit F
Form of Officer’s Certificate
CREDIT ACCEPTANCE CORPORATION
CERTIFICATE OF OFFICER
I, Douglas W. Busk, on this date of [_____] __, 2014, hereby certify that I am the duly executed, qualified and acting Treasurer of Credit Acceptance Corporation, a Michigan corporation (the “Company”), and that, as such, I have access to its corporate records and am familiar with the matters certified herein, and I am authorized to execute and deliver this certificate in the name and on behalf of the Company, and that:
1.    This certificate is being delivered pursuant to that certain Loan and Security Agreement (the “Loan and Security Agreement”), dated September 15, 2014, by and among the Company, CAC Warehouse Funding LLC V, Fifth Third Bank and Systems & Services Technologies, Inc. The capitalized terms used in this certificate and not defined herein have the respective meanings specified in the Loan and Security Agreement.

2.    The closing conditions set forth in Sections 3.1(a) (other than with respect to the Hedging Agreements), (c) and (d) of the Loan and Security Agreement have been satisfied, including without limitation, the following:

(i)    No Amortization Event, Termination Event or Unmatured Termination Event has occurred; and

(ii)    No Servicer Termination Event or Potential Servicer Termination Event has occurred.

3.    The transactions under the Loan and Security Agreement and any other Transaction Document to which the Company is a party do not and will not render the Company not Solvent.

E-2

IN WITNESS WHEREOF, I have executed this certificate in the name and on behalf of the Company on the date first written above.
CREDIT ACCEPTANCE CORPORATION
By:    ______________________________
Douglas W. Busk
Treasurer

Exhibit G
FORM OF RELEASE
Reference is hereby made to the Loan and Security Agreement, dated as of September 15, 2014, among CAC Warehouse Funding LLC V, as the Borrower, Credit Acceptance Corporation, as the Servicer, Fifth Third Bank, as the Leander, Deal Agent and Collateral Agent and Systems & Services Technologies, Inc., as the Backup Servicer as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof (the “Agreement”).
Capitalized terms not defined herein shall have the meaning given such terms in the Agreement.
Pursuant to Section 2.16(a) of the Agreement, the Borrower requests the Collateral Agent to release all of its right, title and interest, including any security interest and Lien, in and to the Loans and Related Security identified on Schedule 1 hereto (the “Released Loans and the Related Security”).
The Servicer and Borrower hereby certify that after giving effect to the release to the Borrower of the Loans and Related Security as provided below, (x) the representations and warranties contained in Article IV of the Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (y) neither an Unmatured Termination Event nor a Termination Event has occurred.
Upon deposit in the Collection Account of $[___________] in immediately available funds, the Collateral Agent hereby releases all of its right, title and interest, including any security interest and Lien, in and to [all of] the Loans and the Related Security identified on Schedule I hereto (the “Released Loans and Related Security”):

(i)
the Released Loans and the Related Security, all monies due or to become due with respect thereto, whether accounts, chattel paper, general intangibles or other property, all monies or remittances on deposit in the Credit Acceptance Payment Account which constitute proceeds of such Loans and the Loans;

(ii)	the security interests in the Contracts granted by Obligors pursuant to the related Loan and all security related thereto;

(iii)	all of the Borrower’s rights under the Contribution Agreement and each Dealer Agreement with respect to such Loans and the Related Security;

(iv)	the proceeds of any and all of the foregoing.
[REMAINDER OF PAGE BLANK. SIGNATURE PAGE FOLLOWS.]

Executed as of _____________.
Credit Acceptance Corporation, as the Servicer

By:
Name:
Title:

CAC Warehouse Funding LLC V, as the Borrower

By:
Name:
Title:

Fifth Third Bank, as the Deal Agent and Collateral Agent

By:
Name:
Title:

Exhibit H
Form of Contribution Agreement

Exhibit I
FORM OF VARIABLE FUNDING NOTE

Cincinnati, Ohio
[_____], 2014
FOR VALUE RECEIVED, the undersigned, CAC WAREHOUSE FUNDING LLC V, a Delaware limited liability company (the “Borrower”), promises to pay to the order of Fifth Third Bank, as Deal Agent, on behalf of the Lender, on the Maturity Date specified in Section 2.1(c) of the Loan and Security Agreement (as hereinafter defined), at Fifth Third Bank, Asset Securitization, 38 Fountain Square Plaza, MD 109046, Cincinnati, OH 45263; Fax: 513-534-0319, in lawful money of the United States of America and in immediately available funds, the principal amount of Seventy Five Million Dollars ($75,000,000), or, if less, the aggregate unpaid principal amount of the all Advances made by the Lender to the Borrower pursuant to the Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of the Advance from time to time outstanding at the rates and on the dates specified in the Loan and Security Agreement.
The Deal Agent is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records of the Deal Agent, the date and the amount of the Advance made by the Lenders, each continuation thereof, the funding period for such Advance and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Deal Agent to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder, under the Loan and Security Agreement in respect of the Advance.
This Variable Funding Note is the Note referred to in the Loan and Security Agreement, dated as of September 15, 2014 (as amended, supplemented, or otherwise modified and in effect from time to time, the “Loan and Security Agreement”), among CAC Warehouse Funding LLC V (the “Borrower”); Credit Acceptance Corporation (the “Servicer”); Fifth Third Bank, as lender (the Lender”); as deal agent (the “Deal Agent”); and as Collateral Agent (the “Collateral Agent”); and Systems & Services Technologies, Inc. (the “Backup Servicer”). Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement.
This Variable Funding Note is subject to optional and mandatory prepayment as provided in the Loan and Security Agreement.
Upon the occurrence of a Termination Event, the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.
THIS VARIABLE FUNDING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CAC WAREHOUSE FUNDING LLC V,
as Borrower

By:
    Name:
    Title:

I-3

Schedule 1 to
VARIABLE FUNDING NOTE

Principal of the Advances	Interest on the Advances	Prepayment of the Advances	Notation by Date

I-4

Exhibit J
Form of Dealer Agreement

Exhibit K
Forms of Contracts

Exhibit L
Form of Backup Servicing Agreement

Exhibit M
Form of Purchase Agreement

Schedule I
[Reserved]

Schedule II

Credit and Collections Guidelines

[On File with Servicer]

Schedule III

Tradenames, Fictitious Names and “Doing Business As” Name
None

Schedule IV

Location of Records and Contract Files
Credit Acceptance Corporation
Silver Triangle Building
25505 W. Twelve Mile Road, Ste. 3000
Southfield, MI 48034

Schedule V

List of Loans, Contracts, Dealer Agreements and Pools
[Disc on File with Deal Agent]

Schedule VI

[Reserved]

Schedule VII

Forecasted Collections

Schedule VIII
Commitment Amount of the Lender

Lender	Commitment Amount
Fifth Third Bank	$75,000,000

Schedule IX
Condition Precedent Documents Relating to Closing

CONDITION PRECEDENT DOCUMENTS	RESPONSIBLE PARTY
I. TRANSACTION DOCUMENTS
A. Loan and Security Agreement	Skadden
Exhibits to Loan and Security Agreement
Exhibit A Form of Funding Notice	Attached
Exhibit B Form of Assignment and Acceptance	Attached
Exhibit C Form of Monthly Report	Fifth Third
Exhibit D Form of Take-Out Release	Attached
Exhibit E Form of Hedging Agreement (including Schedule and Confirmation)	Credit Acceptance
Exhibit F Form of Officer’s Certificate	Attached
Exhibit G Form of Release	Attached
Exhibit H Form of Contribution Agreement	Skadden
Exhibit I Form of Variable Funding Note	Attached
Exhibit J Form of Dealer Agreement	Credit Acceptance
Exhibit K Form of Contracts	Credit Acceptance
Exhibit L Form of Backup Servicing Agreement	Skadden
Exhibit M Form of Purchase Agreement	Attached

Schedules to Loan and Security Agreement
Schedule I [Reserved]	N/A
Schedule II Credit and Collection Guidelines	Credit Acceptance
Schedule III Tradenames, Fictitious Names and “Doing Business As” Names	Credit Acceptance
Schedule IV Location of Records and Contract Files	Credit Acceptance
Schedule V List of Loans, Contracts, Dealer Agreements and Pools	Credit Acceptance
Schedule VI [Reserved]	N/A
Schedule VII Forecasted Collections	Credit Acceptance
Schedule VIII Commitment Amount of the Lender	Attached
Schedule IX Condition Precedent Documents to the Closing	Attached

B. Contribution Agreement	Skadden
C. Backup Servicing Agreement	Skadden

D. Fee Letter	Fifth Third/Mayer Brown

11873854-NYCSR07A - MSW

E. Note in favor of the Lender	Skadden

F. Hedge Agreement	Credit Acceptance/ Fifth Third

G. Payoff Letter with respect to the CAC Warehouse Funding III, LLC securitization facility	Fifth Third/Mayer Brown

II. DOCUMENTS RELATING TO THE BORROWER
A. Secretary’s Certificate with the following items attached:
- Resolutions of the Board of Directors of the Borrower
- Certificate of Formation of the Borrower
- Operating Agreement of the Borrower
- Incumbency
Borrower/Skadden
B. On the Closing Date, Officer’s Certificate of the Borrower certifying as to the applicable matters set forth in Section 3.1 of the Loan and Security Agreement and the Solvency Certificate described in Section 4.1(i) of the Loan and Security Agreement
Borrower/Skadden
C. On the Funding Date, Officer’s Certificate of the Borrower certifying as to the applicable matters set forth in Section 3.1 of the Loan and Security Agreement	Borrower/Skadden
D. Certificate of Formation of the Borrower certified by the Secretary of State of Delaware	Borrower/Skadden
E. Good Standing Certificate issued by the Secretary of State of the State of Delaware with respect Borrower	Borrower/Skadden
F. Copies of the filed financing statement in Delaware on Form UCC-1 naming the Borrower as debtor and the Collateral Agent, for the benefit of the Secured Parties, as secured party	Borrower/Skadden
G. Evidence that the Borrower has been licensed as a “sales finance company” (or similar, as applicable) in the states of Pennsylvania and Maryland.	Borrower/Skadden

III. DOCUMENTS RELATING TO CREDIT ACCEPTANCE

21873854-NYCSR07A - MSW

A. Secretary’s Certificate with the following items attached:
- Resolutions of the Board of Directors of Credit Acceptance
- Certificate of Incorporation of Credit Acceptance
- Bylaws of Credit Acceptance
- Incumbency
Credit Acceptance/ Skadden
B. On the Closing Date, Officer’s Certificate of Credit Acceptance certifying as to the applicable matters set forth in Section 3.1	Credit Acceptance/ Skadden
C. On the Funding Date, Officer’s Certificate of Credit Acceptance certifying that no Unmatured Termination Event, Termination Event, Servicer Termination Event or potential Servicer Termination Event shall have occurred
Credit Acceptance/ Skadden
D. Certificate of Incorporation certified by the Secretary of State of the State of Michigan	Credit Acceptance/ Skadden
E. Good Standing Certificate issued by the Secretary of State of the State of Michigan with respect to Credit Acceptance	Credit Acceptance/ Skadden
F. Copies of the filed financing statement in Delaware on Form UCC-1 naming the Originator as debtor/seller, the Borrower as secured party/purchaser, and the Collateral Agent as assignee	Credit Acceptance/ Skadden

IV. OPINIONS OF COUNSEL

A. Opinion of Skadden as to certain corporate and enforceability matters	Skadden
B. Opinion of Skadden as to non-consolidation matters	Skadden
C. On the date of the Initial Funding, opinion of Skadden as to certain security interest matters	Skadden
D. On the date of the Initial Funding, opinion of Skadden as to true sale matters	Skadden
E. Opinion of Dykema as to certain corporate and enforceability matters under Michigan law	Dykema

V. ADDITIONAL CLOSING DOCUMENTS/ACTIONS

31873854-NYCSR07A - MSW

A. Evidence that (i) the Lender has cancelled all notes and related fee letters executed by CAC Warehouse Funding III, LLC in favor of Fifth Third Bank and delivered the same to the Borrower, (ii) the Amended and Restated Loan and Security Agreement, dated as of June 29, 2012 (as amended), among CAC Warehouse III, LLC, Credit Acceptance, Fifth Third Bank and Systems & Services Technologies, Inc., and the related Contribution Agreement and Backup Servicing Agreement (each, as defined therein), have each been terminated and all collateral thereunder have been released
Lender/Credit Acceptance
B. A certificate of an officer of the Borrower certifying that all of the conditions to funding set forth in Sections 3.1 and 3.2 of the Contribution Agreement have been satisfied	Borrower/Skadden
C. UCC-3 Termination Statements, terminating all UCC financing statements naming Credit Acceptance as debtor/seller, CAC Warehouse Funding III, LLC as secured party/purchaser, and Fifth Third Bank as assignee
Credit Acceptance/Skadden
D. UCC search results (i) for the Borrower in Delaware and (ii) for Credit Acceptance in Michigan	Skadden/Dykema
E. Evidence that the Collection Account and the Reserve Account have been established	Credit Acceptance
F. Evidence that the Structuring Fee and any other fees or amounts due and payable on the Closing Date in accordance with the Fee Letter have been paid in full	Borrower
G. On the date of the Initial Funding, Evidence that the Reserve Account has been funded	Borrower

41873854-NYCSR07A - MSW

Key:

Fifth Third	Fifth Third Bank, the Deal Agent or the Collateral Agent
Lender	Fifth Third Bank
Credit Acceptance	Credit Acceptance Corporation
Borrower	CAC Warehouse Funding LLC V
Mayer Brown	Mayer Brown LLP
Dykema	Dykema Gossett PLLC
Skadden	Skadden, Arps, Slate, Meagher & Flom LLP
Backup Servicer	Systems & Services Technologies, Inc.

51873854-NYCSR07A - MSW